 Exhibit (a)(1)(A)
Offer to Purchase
All Outstanding Shares of Common Stock
of
Marinus Pharmaceuticals, Inc.
at
$0.55 Per Share In Cash
by
Matador Subsidiary, Inc.
a direct wholly-owned subsidiary of
IMMEDICA PHARMA AB
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, AT THE END OF THE DAY OF THURSDAY, FEBRUARY 6, 2025, UNLESS THE OFFER IS EXTENDED, OR EARLIER TERMINATED.
Matador Subsidiary, Inc., a Delaware corporation (“Purchaser”) a direct wholly-owned subsidiary of Immedica Pharma AB, a corporation organized and existing under the laws of Sweden (“Parent”), is making an offer to purchase all outstanding shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of Marinus Pharmaceuticals, Inc., a Delaware corporation (“Marinus” or the “Company”), at a price of $0.55 per Share, net to the seller in cash (such price, or any different price per Share as may be paid in the Offer, the “Offer Price”), without interest thereon and subject to any applicable tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).
Purchaser is making the Offer pursuant to an Agreement and Plan of Merger, dated as of December 29, 2024 (the “Merger Agreement”), by and among Parent, Purchaser and Marinus. Following the completion of the Offer, Purchaser will be merged with and into Marinus (the “Merger”) without a vote of the stockholders of Marinus in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), with Marinus surviving the Merger as a direct wholly-owned subsidiary of Parent. The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to as the “Transactions.” The date and time at which the Offer expires by its terms (as it may be extended in accordance with the Merger Agreement, as described below) is referred to herein as the “Expiration Date,” the date and time at which Purchaser accepts Shares for payment pursuant to the Offer is referred to herein as the “Offer Acceptance Time,” the time at which the Merger becomes effective is referred to as the “Effective Time” and the date upon which the Merger becomes effective is the “Closing Date.” Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, including the Minimum Condition (as defined below), at the Offer Acceptance Time Purchaser will accept for payment and thereafter pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer.
Pursuant to the terms of the Merger Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of the holders of Shares, each Share not previously purchased in the Offer (other than (i) Shares that at the Effective Time are owned by Marinus, Parent, Purchaser or any subsidiary of Parent or Marinus and (ii) Shares that are outstanding immediately prior to the Effective Time and that are held by a Marinus stockholder who properly exercises and perfects appraisal rights under Delaware law) will be converted into the right to receive the Offer Price in cash, without interest and subject to any applicable tax withholding. As of the Effective Time, the vesting for each option to purchase Shares from Marinus (“Marinus Stock Options,” and each a “Marinus Stock Option”) and each Marinus restricted stock unit (each, a “Marinus Restricted Stock Unit”) shall be accelerated and (i)(A) each Marinus Stock Option that has an exercise price per share that is less than the Offer Price (each, an “In-the-Money Option”) that is then outstanding will be canceled and the holder of such canceled In-the-Money Option will be entitled to receive an amount in cash, without interest and subject to applicable tax withholding, equal to the product of (x) the total number of Shares underlying such In-the-Money Option multiplied by (y) the excess of the Offer Price over the applicable exercise price per share under such In-the-Money Option, (B) each Marinus Stock Option that has a per share exercise price that is equal to or greater than the Offer Price will be canceled and the holder thereof shall not be entitled to any payment in respect thereof; and (ii) each outstanding Marinus Restricted Stock Unit shall be canceled and the holder thereof shall be entitled to receive an amount in cash without interest, less any applicable tax withholding, equal to the product of (x) the Offer Price multiplied by (y) the number of Shares subject to such Marinus Restricted Stock Unit immediately prior to the Effective Time, and (C) each pre-funded warrant to purchase Shares (each, a “Marinus Pre-Funded Warrant”) will be deemed exercised in full as a “cashless exercise” (as described in such warrant) and the holder thereof shall be entitled to receive an amount in cash without interest, less any applicable tax withholding, equal to the product of (x) the Offer Price multiplied by (y) the number of Shares deemed to be issuable upon exercise in full of such Marinus Pre-Funded Warrant as a “cashless exercise,” calculated in accordance with and subject to the terms and conditions of such Marinus Pre-Funded Warrant.
After careful consideration, the Marinus board of directors has unanimously (i) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, (ii) determined that the terms of the Merger Agreement and the Offer and the Merger were fair to and in the best interests of Marinus and its stockholders, (iii) determined that the Merger will be effected as soon as practicable following satisfaction of all conditions set forth in the Merger Agreement without a vote of the Marinus stockholders pursuant to Section 251(h) of the DGCL and (iv) recommended that the Marinus stockholders accept the Offer and tender their Shares in response to the Offer.
The Offer is not subject to any financing condition. The Offer is conditioned on, among other things, there being, as of 12:00 midnight, Eastern Time, at the end of the day of Thursday, February 6, 2025 (unless the Offer is extended), validly tendered (and not validly withdrawn) pursuant to the Offer a number of Shares that, together with all Shares (if any) otherwise owned by Parent or any of its wholly owned subsidiaries (including Purchaser), would represent at least one Share more than 50% of the total number of Shares of Common Stock issued and outstanding at the time of the expiration of the Offer (the “Minimum Condition”). The Offer is also subject to certain customary conditions set forth in the Offer to Purchase and described in Section 14 — “Conditions of the Offer” of this Offer to Purchase. A summary of the principal terms of the Offer appears on pages 10-12. You should read this entire document carefully before deciding whether to tender your Shares.
Questions and requests for assistance may be directed to MacKenzie Partners, Inc., our Information Agent, at the address and telephone numbers set forth below and on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or any of the other Offer documents may be directed to the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, and any other materials related to the Offer may be obtained at the website maintained by the Securities and Exchange Commission (the “SEC”) at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
The Information Agent for the Offer is:
MacKenzie Partners, Inc.
7 Penn Plaza
New York, New York 10001
(212) 929-5500
or
Call Toll Free (800) 322-2885
Email: tenderoffer@mackenziepartners.com
January 8, 2025

IMPORTANT
Stockholders desiring to tender their Shares in the Offer must:
1.
For Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee:

•
contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender their Shares to Purchaser before the expiration of the Offer.

2.
For Shares that are registered in the stockholder’s name and held in book-entry form:

•
complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal (as defined in Section 3 — “Procedure for Tendering Shares” of this Offer to Purchase);

•
if using the Letter of Transmittal, have the stockholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal; and

•
deliver the Letter of Transmittal and any other required documents to Broadridge Corporate Issuer Solutions, LLC, the Depositary for the Offer, at one of its addresses on the front cover and back cover of this Offer to Purchase.

3.
For Shares that are registered in the stockholder’s name and held as physical certificates:

•
complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal;

•
have the stockholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

•
deliver the Letter of Transmittal, the certificates for such Shares and any other required documents to the Depositary, at one of its addresses on the back of this Offer to Purchase.

* * *
Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the front cover and back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
The Letter of Transmittal, the certificates for the Shares and any other required documents must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date. The Offer will not permit Shares to be tendered pursuant to guaranteed delivery procedures. The method of delivery of the Shares, the Letter of Transmittal and all other required documents, including delivery through The Depository Trust Company, is at the election and risk of the tendering stockholder.
This Offer to Purchase and the related Letter of Transmittal contain important information and you should read them carefully and in their entirety before making a decision with respect to the Offer.

i

SUMMARY TERM SHEET
Matador Subsidiary, Inc., a Delaware corporation (“Purchaser”) and a direct wholly-owned subsidiary of Immedica Pharma AB, a corporation organized and existing under the laws of Sweden (“Parent”), is making an offer to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Marinus Pharmaceuticals, Inc., a Delaware corporation (“Marinus”), at a price per Share of $0.55 (such price as it may be amended from time to time in accordance with the Merger Agreement, the “Offer Price”), net to the seller in cash, without any interest and subject to any applicable tax withholding, as further described herein, upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal. The following are some questions you, as a stockholder of Marinus, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase, the accompanying Letter of Transmittal and the Merger Agreement. To better understand our Offer to you and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase, the accompanying Letter of Transmittal and the Merger Agreement carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the front cover and back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our,” or “us” refer to Purchaser or Parent, as the context requires.
Securities Sought:	All outstanding shares of Marinus common stock (the “Shares”)
Price Offered Per Share:	$0.55 net to you in cash, without interest and subject to any applicable tax withholding (subject to increase in certain circumstances as described herein)
Scheduled Expiration of Offer:	12:00 Midnight, Eastern Time, at the end of the day of Thursday, February 6, 2025, unless extended
Purchaser:	Matador Subsidiary, Inc., a direct wholly-owned subsidiary of Parent
Marinus Board Recommendation:	After careful consideration, the Marinus board of directors has unanimously (i) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, (ii) determined that the terms of the Merger Agreement and the Offer and the Merger were fair to and in the best interests of Marinus and its stockholders, (iii) determined that the Merger will be effected as soon as practicable following satisfaction of all conditions set forth in the Merger Agreement without a vote of the Marinus stockholders pursuant to Section 251(h) of the DGCL and (iv) recommended that the Marinus stockholders accept the Offer and tender their Shares in response to the Offer.
Who is offering to buy my shares?
Purchaser is Matador Subsidiary, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent, formed for the purpose of making this Offer and acquiring all outstanding Shares, and Parent is a corporation organized and existing under the laws of Sweden. See the “Introduction” to this Offer to Purchase and Section 9 — “Certain Information Concerning Parent and Purchaser.”
Is there an agreement governing the Offer?
Yes. Marinus, Parent and Purchaser have entered into the Merger Agreement. Pursuant to the Merger Agreement, the parties have agreed on the terms and conditions of the Offer and, following consummation of the Offer, on the Merger of Purchaser with and into Marinus. See Section 13 — “The Merger Agreement; Other Agreements.”

How many Shares are you offering to purchase in the Offer?
We are seeking to purchase all outstanding Shares. See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”
How much are you offering to pay and in what form of payment?
We are offering to pay $0.55, net to you in cash, without interest and subject to any applicable tax withholding, for each Share validly tendered and accepted for payment in the Offer (such price, or any different price per Share as may be paid in the Offer, the “Offer Price”).
Will I have to pay any fees or commissions?
If you are the record owner of your Shares and you tender your Shares in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.
What does the board of directors of Marinus think of the Offer?
After careful consideration, the Marinus board of directors has unanimously (i) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, (ii) determined that the terms of the Merger Agreement and the Offer and the Merger were fair to and in the best interests of Marinus and its stockholders, (iii) determined that the Merger will be effected as soon as practicable following satisfaction of all conditions set forth in the Merger Agreement without a vote of the Marinus stockholders pursuant to Section 251(h) of the DGCL and (iv) recommended that the Marinus stockholders accept the Offer and tender their Shares in response to the Offer. See the “Introduction” to this Offer to Purchase and Section 11 — “Background of the Offer; Past Contacts, Negotiations and Transactions.”
What is the market value of my Shares as of a recent date?
On December 27, 2024, the last full trading day before we announced the execution of the Merger Agreement, the closing price of Marinus’ common stock reported on the NASDAQ Global Market was $0.37 per Share. On January 7, 2025, the last full trading day before commencement of the Offer, the closing price of Marinus’ common stock reported on the NASDAQ Global Market was $0.53 per Share. We recommend that you obtain a recent quotation for Marinus’ common stock in deciding whether to tender your Shares. See Section 6 — “Price Range of the Shares; Dividends on the Shares.”
How long do I have to decide whether to tender in the Offer?
Unless we extend the Expiration Date, you will have until 12:00 Midnight, Eastern Time, at the end of the day of Thursday, February 6, 2025 to tender your Shares in the Offer.
Can the Offer be extended and under what circumstances?
Yes, the Offer can be extended under certain circumstances. Our ability to extend the Offer is subject to the terms of the Merger Agreement and applicable law. We have agreed in the Merger Agreement that from time to time Purchaser shall, and Parent shall cause Purchaser to, extend the Offer:
•
at the election of Parent for one or more consecutive increments of up to ten (10) business days per extension (or for such longer period as may be agreed by Marinus), if on the scheduled Expiration Date any of the Offer Conditions shall not have been satisfied or waived, to permit such Offer Conditions to be satisfied or waived;

•
for the minimum period required by any rule, regulation or interpretation or position of the SEC or the staff thereof applicable to the Offer;

•
at the request of Marinus, for one or more consecutive increments of up to ten (10) business days per extension (such period to be determined by Purchaser, provided it shall be no less than five (5) business days), if on the scheduled Expiration Date any of the Offer Conditions shall not have been satisfied or waived, to permit such Offer Conditions to be satisfied or waived; or

•
if, as of the Expiration, the End Date has been extended pursuant to the terms of the Merger Agreement as a result of a proceeding brought by Marinus to enforce specifically the performance by Purchaser or Parent of the Merger Agreement;

provided that, in each case, Purchaser shall not (A) be required to extend the Offer beyond the earlier to occur of the valid termination of the Merger Agreement and 12:00 midnight Eastern Time at the end of the day on the End Date (such earlier occurrence, the “Extension Deadline”); (B) if the Minimum Condition is the only condition not satisfied (other than conditions that by their nature are only satisfied as of the Closing), be required to extend the Offer on more than two occasions; or (C) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of Marinus. As used in this Offer to Purchase, the term “Offer Conditions” means the conditions precedent to Purchaser’s obligation to accept for payment or to pay for any Shares.
See Section 1 — “Terms of the Offer” for additional information about our obligations and ability to extend the Offer.
How will I be notified if the Offer is extended?
If we extend the Offer, we will inform Broadridge Corporate Issuer Solutions, LLC, the Depositary for the Offer (referred to as “Broadridge” or the “Depositary”), and notify Marinus stockholders by making a public announcement of the extension, before 9:00 a.m., Eastern Time, on the business day after the day on which the Offer was scheduled to expire. See Section 1 — “Terms of the Offer.”
Will you provide a subsequent offering period?
We do not expect to provide for a subsequent offering period for the Offer, and the Merger Agreement does not permit us to do so without the prior written consent of Marinus.
What is the “Minimum Condition” to the Offer?
We are not obligated to purchase any Shares in the Offer unless there has been validly tendered (and not validly withdrawn) pursuant to the Offer a number of Shares that, together with all Shares (if any) otherwise owned by Parent or any of its wholly owned subsidiaries (including Purchaser), would represent at least one Share more than 50% of the total number of Shares of Common Stock issued and outstanding at the time of the expiration of the Offer.
We refer to this condition as the “Minimum Condition.”
If the number of Shares tendered in the Offer is insufficient to cause the Minimum Condition to be satisfied upon the Expiration Date, then (i) neither the Offer nor the Merger will be consummated and (ii) Marinus’ stockholders will not receive the Offer Price or Merger Consideration pursuant to the Offer or the Merger, as applicable.
What are the most significant conditions to the Offer other than the Minimum Condition?
In addition to the Minimum Condition, we are not obligated to purchase any Shares that are validly tendered in the Offer if any of the following conditions exist:
•
(A) any representation and warranty of Marinus set forth in Article III of the Merger Agreement (other than with respect to (i) due organization, subsidiaries and related matters, (ii) capitalization and related matters, (iii) authority and binding nature of the Merger Agreement and related matters, or (iv) brokers and other advisors) shall not be true and correct at and as of the Expiration Date, except to the extent such representation and warranty expressly relates to a specified date (in which case on and as of such specified date), other than for such failures to be true and correct that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to (x) any qualifications or exceptions contained therein as to “materiality” or Material Adverse Effect and (y) any update or modification of the Marinus disclosure letter purported to have been made after the date of the Merger Agreement), (B) any representation and warranty of Marinus with respect to due organization, subsidiaries and certain capitalization matters shall not be true and correct other than in de minimis respects at and as of the Expiration Date, except to the extent such representation and warranty expressly relates to a specified date (in which case on and as of such specified date), and (C) any representation and warranty of Marinus with respect to certain capitalization matters, authority and binding nature of the Merger Agreement, or brokers and other advisors, shall not be true and correct in all material respects at and as of the Expiration Date, except to the extent such representation and warranty expressly relates to a specified date (in which case on and as of such specified date);
•
except for any non-compliance or non-performance that has been cured on or before the Expiration Date, Marinus shall have failed to comply with or perform in all material respects those of its covenants and agreements in the Merger Agreement that Marinus is required to comply with or perform on or prior to the Expiration Date;

•
since the date of the Merger Agreement, there shall have occurred any event, change, circumstance, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

•
Marinus shall have failed to deliver to Parent a certificate signed by an executive officer of Marinus, dated as of the Expiration Date, certifying that the Offer Conditions specified in the preceding three bullets do not exist; or

•
the Merger Agreement shall have been terminated in accordance with its terms (which condition we refer to as the “Termination Condition”).

See Section 14 — “Conditions of the Offer.”
Do you have the financial resources to pay for the Shares tendered in the Offer?
Yes. Parent will provide Purchaser with sufficient funds to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the Merger, which is expected to follow the completion of the Offer. The Offer is not subject to any financing condition. See Section 10 — “Source and Amount of Funds.”
Is your financial condition relevant to my decision to tender in the Offer?
No. We do not believe that our financial condition is relevant to your decision to tender Shares in the Offer because the Offer is being made for all outstanding Shares, the form of payment consists solely of cash and the Offer is not subject to any financing condition. Parent will provide Purchaser with sufficient funds to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the Merger, which is expected to follow the completion of the Offer. See Section 10 — “Source and Amount of Funds.”
How do I tender my Shares?
To tender certificated Shares, you must deliver the certificates representing your Shares, together with a properly completed and duly executed Letter of Transmittal, to Broadridge, the Depositary for the Offer, before the Offer expires. If your Shares are held in street name, your Shares can be tendered by your nominee through the Depositary Trust Company (“DTC”). To tender Shares held in book-entry form, either a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined below), and any other required documents, must be received by Broadridge, the Depositary for the Offer, before the Offer expires pursuant to the book-entry procedures described in Section 3 — “Procedure for Tendering Shares — Book-Entry Transfer.” See Section 3 — “Procedure for Tendering Shares.”

May I withdraw previously tendered Shares?
Yes. To withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. Upon the date and time at which Purchaser accepts Shares for payment pursuant to the Offer (the “Offer Acceptance Time”), you will no longer be able to withdraw them. See Section 4 — “Withdrawal Rights.”
Until what time may I withdraw Shares that I have tendered?
You may withdraw your previously tendered Shares at any time prior to the Expiration Date. In addition, if we have not agreed to accept your Shares for payment by March 9, 2025, you may withdraw them at any time thereafter until we accept them for payment. See Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights.”
Can holders of Marinus’ equity-based awards participate in the Offer?
No. The Offer is being made only for Shares and not for any Marinus equity-based awards. Effective as of the Effective Time, by virtue of the Merger and without any action on the part of any holder of Marinus options to purchase Shares (each, a “Marinus Stock Option”), restricted stock units (each, a “Marinus Restricted Stock Unit”) or pre-funded warrants to purchase Shares (each, a “Marinus Pre-Funded Warrant”):
(i)
the vesting for Marinus Stock Options and each Marinus Restricted Stock Unit shall be accelerated and:

a.
each Marinus Stock Option that has an exercise price per share that is less than the Offer Price (each, an “In-the-Money Option”) that is then outstanding will be canceled and the holder of such canceled In-the-Money Option will be entitled to receive an amount in cash, without interest and subject to applicable tax withholding, equal to the product of (x) the total number of Shares underlying such In-the-Money Option multiplied by (y) the excess of the Offer Price over the applicable exercise price per share under such In-the-Money Option;

b.
each Marinus Stock Option that has a per share exercise price that is equal to or greater than the Offer Price will be canceled and the holder thereof shall not be entitled to any payment in respect thereof;

c.
each outstanding Marinus Restricted Stock Unit shall be canceled and the holder thereof shall be entitled to receive an amount in cash without interest, less any applicable tax withholding, equal to the product of (x) the Offer Price multiplied by (y) the number of Shares subject to such Marinus Restricted Stock Unit immediately prior to the Effective Time; and

(ii)
each Marinus Pre-Funded Warrant will be deemed exercised in full as a “cashless exercise” (as described in such warrant) and the holder thereof shall be entitled to receive an amount in cash without interest, less any applicable tax withholding, equal to the product of (x) the Offer Price multiplied by (y) the number of Shares deemed to be issuable upon exercise in full of such Marinus Pre-Funded Warrant as a “cashless exercise,” calculated in accordance with and subject to the terms and conditions of such Marinus Pre-Funded Warrant.

See Section 13 — “The Merger Agreement; Other Agreements.”
Have any Marinus stockholders agreed to tender their shares into the Offer?
In connection with the execution of the Merger Agreement, Parent and Purchaser entered into tender agreements (the “Tender Agreements”) with each of Marinus’ directors and named executive officers (the “Tender Agreement Parties”). The Tender Agreements provide that, among other things, the Tender Agreement Parties irrevocably tender the Shares held by them in the Offer, upon the terms and subject to the conditions of such agreements. The Shares subject to the Tender Agreements comprise approximately 5.61% of the outstanding Shares as of January 8, 2025. The Tender Agreements will terminate upon certain circumstances, including upon termination of the Merger Agreement or if the Marinus Board votes to approve a superior proposal or a change in the recommendation of the Marinus Board with respect to certain intervening events.
This summary and description of the material terms of the Tender Agreements does not purport to be complete and is qualified in its entirety by reference to the Form of Tender Agreement, which is filed as Exhibit (d)(3) to the Schedule TO and are incorporated by reference herein.
When and how will I be paid for my tendered Shares?
Subject to the terms and conditions of the Offer and the satisfaction or waiver of the Conditions of the Offer set forth in Section 14 — “Conditions of the Offer,” Purchaser will pay for all Shares validly tendered that have not been validly withdrawn promptly following the Expiration Date. However, subject to applicable law and the terms of the Merger Agreement, Parent and Purchaser do reserve the right to, and in some circumstances are obligated to, delay the acceptance for payment for Shares until all such Offer Conditions have been satisfied. See Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”
Purchaser will pay for your Shares by depositing the Offer Price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment to record holders for tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares, a properly completed and duly executed Letter of Transmittal and any other required documents in the case of a record holder of a stock certificate representing Shares or timely compliance with the procedures for book-entry transfer in the case of a record holder of Shares in book-entry form. See Section 2 — “Acceptance for Payment and Payment for Shares.”
If Shares are purchased in the Offer, will Marinus continue as a public company?
No. Following the purchase of Shares in the Offer, we expect to consummate the Merger. After completion of the Merger, Parent will own all outstanding capital stock of Marinus, and Marinus’ common stock will no longer be publicly traded. See Section 7 — “Effect of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration.”
Will the Offer be followed by a merger if all Shares are not tendered in the Offer?
If the Offer is completed and we accordingly acquire a number of Shares that satisfies the Minimum Condition and the other conditions to the Merger are satisfied or waived, then, in accordance with the terms of the Merger Agreement, we will complete the Merger without a vote of the stockholders of Marinus pursuant to Section 251(h) of the DGCL. Pursuant to the Merger Agreement, if the Minimum Condition is not satisfied, we are not required (nor are we permitted) to accept the Shares for purchase in the Offer, nor will we consummate the Merger.
Under the applicable provisions of the Merger Agreement, the Offer and the DGCL, stockholders of Marinus will not be required to vote on the Merger Agreement, and if the Merger is consummated all Marinus stockholders who did not tender their Shares in the Offer will, if they do not otherwise properly demand appraisal rights under Section 262 of the DGCL, have the right to receive an amount in cash, payable to the holder thereof, without any interest thereon (and subject to any applicable tax withholding), equal to the Offer Price upon consummation of the Merger.
There are no appraisal rights available in connection with the Offer, but stockholders who have not tendered their Shares in the Offer will have appraisal rights with respect to the Merger under the applicable provisions of Section 262 of the DGCL, if those rights are perfected. See the “Introduction” to this Offer to Purchase.
What are the material U.S. federal income tax consequences of the Offer?
The receipt of cash in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. See the “Introduction” to this Offer to Purchase and

Section 5 — “Certain Material U.S. Federal Income Tax Consequences” for a description of certain material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger. Stockholders are urged to consult with their tax advisors to determine the particular tax consequences to them (including the application and effect of U.S. federal, any state, local or non-U.S. income and other tax laws) of the Offer and the Merger.
If I decide not to tender, how will the Offer affect my Shares?
If you do not tender your Shares in the Offer and the Merger takes place, your Shares will be canceled. Unless you exercise and perfect appraisal rights under Section 262 of the DGCL, you will receive the same amount of cash per Share that you would have received had you tendered your Shares in the Offer, without any interest paid on that amount. Accordingly, if the Merger takes place, the differences to you between tendering your Shares and not tendering your Shares in the Offer are that if you tender your Shares in the Offer, you will be paid earlier and you will not have appraisal rights under Section 262 of the DGCL.
Who can I talk to if I have questions about the Offer?
You may call MacKenzie Partners, Inc., the Information Agent for the Offer, at (212) 929-5500 if you are a bank or broker or (800) 322-2885 if you are a stockholder. See the front cover and back cover of this Offer to Purchase for additional information on how to contact our Information Agent. The Information Agent is not making any recommendation with respect to the Offer.
THIS OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF, OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN, THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

To the Holders of Marinus Common Stock:
INTRODUCTION
Matador Subsidiary, Inc., a Delaware corporation (“Purchaser”) and a direct wholly-owned subsidiary of Immedica Pharma AB, a corporation organized and existing under the laws of Sweden (“Parent”), is making an Offer to Purchase all outstanding shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of Marinus Pharmaceuticals, Inc., a Delaware corporation (“Marinus”), at a price of $0.55 per Share, net to the seller in cash, without interest and subject to any applicable tax withholding (such price, or any different price per Share as may be paid in the Offer, is referred to as the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to as the “Transactions.”
Purchaser is making this Offer pursuant to an Agreement and Plan of Merger, dated as of December 29, 2024 (the “Merger Agreement”), by and among Parent, Purchaser and Marinus. Under the Merger Agreement, after the completion of the Offer and the satisfaction or waiver of all of the conditions to the Merger (as defined below), Purchaser will be merged with and into Marinus without a vote of the stockholders of Marinus in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), with Marinus surviving the Merger as a direct wholly-owned subsidiary of Parent (the “Merger”). At the effective time of the Merger (the “Effective Time”), each Share then outstanding (other than Shares owned by Parent, Purchaser, Marinus or any subsidiary of Parent or Marinus or by Marinus stockholders who properly perfect their appraisal rights under Section 262 of the DGCL) will be converted into the right to receive the Offer Price in cash, without interest and subject to any applicable tax withholding.
After careful consideration, the Marinus board of directors has unanimously (i) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, (ii) determined that the terms of the Merger Agreement and the Offer and the Merger were fair to and in the best interests of Marinus and its stockholders, (iii) determined that the Merger will be effected as soon as practicable following satisfaction of all conditions set forth in the Merger Agreement without a vote of the Marinus stockholders pursuant to Section 251(h) of the DGCL and (iv) recommended that the Marinus stockholders accept the Offer and tender their Shares in response to the Offer.
For factors considered by Marinus’ board of directors in making the above referenced determination, please see Marinus’ Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the SEC in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.
The Offer is not subject to any financing condition. The Offer is conditioned on, among other things, there being, as of 12:00 midnight, Eastern Time, at the end of the day of Thursday, February 6, 2025 (unless the Offer is extended), validly tendered (and not validly withdrawn) pursuant to the Offer a number of Shares that, together with all Shares (if any) otherwise owned by Parent or any of its wholly owned subsidiaries (including Purchaser), would represent at least one Share more than 50% of the total number of Shares of Common Stock issued and outstanding at the time of the expiration of the Offer (the “Minimum Condition”). The Offer is also subject to certain customary conditions set forth in this Offer to Purchase and described in Section 14 — “Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages 10-12. You should read this entire document carefully before deciding whether to tender your Shares.
Marinus has informed Purchaser that, as of the close of business on January 3, 2025, (i) 55,225,793 Shares had been issued and 55,218,486 Shares were outstanding, (ii) 7,912,002 Shares were subject to outstanding Marinus Stock Options, none of which were In-the-Money Marinus Stock Options, (iii) 1,425,881 Shares were subject to outstanding Marinus Restricted Stock Units and (iv) 2,105,264 Shares were reserved for issuance upon exercise of the Marinus Pre-Funded Warrants.
Completion of the Merger is subject to certain conditions, including consummation of the Offer. As soon as practicable following the satisfaction or waiver of these conditions, Purchaser will complete the Merger without a vote of the stockholders of Marinus in accordance with Section 251(h) of the DGCL.

Stockholders who have not tendered their Shares in the Offer will have certain appraisal rights with respect to the Merger under the applicable provisions of Section 262 of the DGCL, if those rights are perfected. See Section 12 — “Purpose of the Offer; Plans for Marinus.” The Merger Agreement is described in Section 13 — “The Merger Agreement; Other Agreements.”
Certain material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger are described in Section 5 — “Certain Material U.S. Federal Income Tax Consequences.” We recommend that stockholders consult their tax advisors regarding the tax consequences of the sale of Shares.
The Offer is only for Shares and not for any Marinus equity-based awards or warrants. See Section 13 — “The Merger Agreement; Other Agreements” for more information about the treatment of equity-based awards and warrants.
Tendering stockholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the tender of Shares in the Offer. Purchaser will pay all fees and expenses incurred in connection with the Offer by Broadridge Corporate Issuer Solutions, LLC, which is acting as the Depositary and paying agent for the Offer (“Broadridge” or the “Depositary”) and MacKenzie Partners, Inc., which is acting as the information agent for the Offer (the “Information Agent”). See Section 16 — “Fees and Expenses.”
THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. YOU SHOULD READ THESE OFFER DOCUMENTS IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

THE OFFER
1.   Terms of the Offer
Upon the terms and subject to the conditions of the Offer, Purchaser will accept for payment and pay $0.55 per Share, net to the seller in cash, without interest and subject to any applicable tax withholding (such price, or any different price per Share as may be paid in the Offer, the “Offer Price”), for all Shares validly tendered before the Expiration Date and not properly withdrawn in accordance with Section 4 — “Withdrawal Rights.” The term “Expiration Date” means 12:00 Midnight, Eastern Time, at the end of the day of Thursday, February 6, 2025, unless and until, in accordance with the terms of the Merger Agreement and applicable law, Purchaser extends the period of time for which the Offer is open, in which case the term “Expiration Date” means the latest time and date at which the Offer, as extended by Purchaser, expires.
Subject to the terms of the Merger Agreement and applicable law, Purchaser may extend the Offer by giving written notice of the extension to the Depositary and publicly announcing such extension by issuing a press release no later than 9:00 a.m., Eastern Time, on the next business day after the Expiration Date. We have agreed in the Merger Agreement that from time to time Purchaser shall, and Parent shall cause Purchaser to, extend the Offer:
•
at the election of Parent for one or more consecutive increments of up to ten (10) business days per extension (or for such longer period as may be agreed by Marinus), if on the scheduled Expiration Date any of the Offer Conditions shall not have been satisfied or waived, to permit such Offer Conditions to be satisfied or waived;

•
for the minimum period required by any rule, regulation or interpretation or position of the SEC or the staff thereof applicable to the Offer;

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at the request of Marinus, for one or more consecutive increments of up to ten (10) business days per extension (such period to be determined by Purchaser, provided it shall be no less than five (5) business days), if on the scheduled Expiration Date any of the Offer Conditions shall not have been satisfied or waived, to permit such Offer Conditions to be satisfied or waived; or

•
if, as of the Expiration, the End Date has been extended pursuant to the terms of the Merger Agreement as a result of a proceeding brought by Marinus to enforce specifically the performance by Purchaser or Parent of the Merger Agreement;

provided that, in each case, Purchaser shall not (A) be required to extend the Offer beyond the earlier to occur of the valid termination of the Merger Agreement and 12:00 midnight Eastern Time at the end of the day on the End Date (such earlier occurrence, the “Extension Deadline”); (B) if the Minimum Condition is the only condition not satisfied (other than conditions that by their nature are only satisfied as of the Closing), be required to extend the Offer on more than two occasions; or (C) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of Marinus.
Under no circumstances will interest be paid on the Offer Price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for the Shares.
The Offer is not subject to any financing condition. The Offer is conditioned on, among other things, there being, as of the Expiration Date of the Offer, validly tendered (and not validly withdrawn) pursuant to the Offer a number of Shares that, together with all Shares (if any) otherwise owned by Parent or any of its wholly owned subsidiaries (including Purchaser), would represent at least one Share more than 50% of the total number of Shares of Common Stock issued and outstanding at the Expiration Date of the Offer. We refer to this condition as the “Minimum Condition.”
In addition to the Minimum Condition, we are not obligated to purchase any Shares that are validly tendered in the Offer if any of the following conditions exist:
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(A) any representation and warranty of Marinus set forth in Article III of the Merger Agreement (other than with respect to (i) due organization, subsidiaries and related matters, (ii) capitalization and related matters, (iii) authority and binding nature of the Merger Agreement and related matters, or (iv) brokers and other advisors) shall not be true and correct at and as of the Expiration Date, except to the extent such representation and warranty expressly relates to a specified date (in which case on and as of such specified date), other than for such failures to be true and correct that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to (x) any qualifications or exceptions contained therein as to “materiality” or Material Adverse Effect and (y) any update or modification of the Marinus disclosure letter purported to have been made after the date of the Merger Agreement), (B) any representation and warranty of Marinus with respect to due organization, subsidiaries and certain capitalization matters shall not be true and correct other than in de minimis respects at and as of the Expiration Date, except to the extent such representation and warranty expressly relates to a specified date (in which case on and as of such specified date), and (C) any representation and warranty of Marinus with respect to certain capitalization matters, authority and binding nature of the Merger Agreement, or brokers and other advisors, shall not be true and correct in all material respects at and as of the Expiration Date, except to the extent such representation and warranty expressly relates to a specified date (in which case on and as of such specified date);
•
except for any non-compliance or non-performance that has been cured on or before the Expiration Date, Marinus shall have failed to comply with or perform, in all material respects, those of its covenants and agreements in the Merger Agreement that Marinus is required to comply with or perform on or prior to the Expiration Date;

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since the date of the Merger Agreement, there shall have occurred any event, change, circumstance, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

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Marinus shall have failed to deliver to Parent a certificate signed by an executive officer of Marinus, dated as of the Expiration Date, certifying that the Offer Conditions specified in the preceding three bullets do not exist; or

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the Merger Agreement shall have been terminated in accordance with its terms (the “Termination Condition”).

See Section 14 — “Conditions of the Offer.”
Subject to the terms of the Merger Agreement, Purchaser may, at any time and from time to time prior to the Expiration Date, increase the Offer Price, waive any Offer Conditions or make any other changes to the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement, except that, without the consent of Marinus, Purchaser may not:
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reduce the number of Shares of Common Stock subject to the Offer;

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reduce the Offer Price;

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change the form of consideration payable in the Offer;

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waive, amend or modify the Minimum Condition or the Termination Condition;

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impose conditions or requirements to the Offer other than the Offer Conditions or amend, modify or supplement any Offer Condition in a manner that adversely affects, or would reasonably be likely to adversely affect, any holder of Shares or that would reasonably be likely to prevent or materially delay or impair the ability of Parent or Purchaser to consummate the Offer or the Merger;

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except as otherwise provided in the Merger Agreement, terminate, accelerate or extend or otherwise amend or modify the expiration date of the Offer; or

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provide any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act.

Subject to Purchaser’s obligation to extend the Offer as described above and the limitations on changes to the terms of the Offer described above, if by the Expiration Date, any or all of the conditions to the Offer have not been satisfied or waived, Purchaser may, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC:
(i)
terminate the Offer, not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders;

(ii)
waive any of the unsatisfied conditions of the Offer, other than the Minimum Condition, and, subject to complying with the rules and regulations of the SEC applicable to the Offer, accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date;

(iii)
extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is open or extended; or

(iv)
amend or make modifications to the Offer.

If Purchaser is delayed in its payment for Shares or is unable to pay for Shares in the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer and subject to applicable law and the rules and regulations of the SEC, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights.” The ability of Purchaser to delay the acceptance for payment of, or payment for, Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited promptly after the termination or withdrawal of the Offer.
Any extension, amendment or termination of the Offer will be followed promptly by public announcement consistent with the requirements of the SEC, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of the Shares). Without limiting the obligation of Purchaser under such rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release via a national news service.
If Purchaser makes a material change to the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought (discussed below), will depend upon the facts and circumstances, including the materiality of the changed terms or information. We understand the SEC’s view to be that an Offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and, if material changes are made with respect to information not materially less significant than the Offer Price and the number of shares being sought, a minimum of ten (10) business days may be required to allow adequate dissemination and investor response. A change in price or a change in the percentage of securities sought generally requires an Offer to remain open for a minimum of ten (10) business days from the date the change is first published, sent or given to security holders. The requirement to extend an Offer does not apply to the extent that the number of business days remaining between the occurrence of the change and the then scheduled expiration date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, “business day” has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.
Marinus has agreed to provide Purchaser with Marinus’ stockholder lists and security position listings for the purpose of disseminating this Offer to Purchase (and related documents) to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by or on behalf of Purchaser to record holders of Shares and will be furnished by or on behalf of Purchaser to brokers, dealers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.
2.   Acceptance for Payment and Payment for Shares
Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and provided that the Offer has not been terminated as described in Section 1 — “Terms of the Offer,” Purchaser will accept for payment and promptly pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4 — “Withdrawal Rights.” For a description of our rights and obligations to extend or terminate the Offer and not accept for payment or pay for Shares, or to delay acceptance for payment of, or payment for, Shares, see Section 1 — “Terms of the Offer.”
In all cases, payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of:
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the certificates for the Shares, together with a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees; or

•
in the case of a transfer effected under the book-entry transfer procedures described in Section 3 — “Procedure for Tendering Shares,” a Book-Entry Confirmation (as defined below) and either a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent’s Message as described in Section 3 — “Procedure for Tendering Shares”; and

•
any other documents required by the Letter of Transmittal.

The Offer Price paid to any holder of Shares for Shares tendered in the Offer will be the highest per Share consideration paid to any other holder of Shares for Shares tendered in the Offer.
For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of the Shares in the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment in the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.
If any tendered Shares are not accepted for payment for any reason, certificates representing unpurchased Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at DTC (as defined below), according to the procedures set forth in Section 3 — “Procedure for Tendering Shares,” the Depositary will notify DTC of Purchaser’s decision not to accept the Shares and the Shares will be credited to an account maintained at DTC), promptly after the expiration or termination of the Offer.
If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares in the Offer, then, without prejudice to Purchaser’s rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act) the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to do so as described in Section 4 — “Withdrawal Rights.” See Section 15 — “Certain Legal Matters.”
3.   Procedure for Tendering Shares
Valid Tender.   A stockholder must follow one of the following procedures to validly tender Shares in the Offer:
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for Shares held as certificates, the certificates for tendered Shares, a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date; or

•
for Shares held in book-entry form, either a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under “— Book-Entry Transfer” and a Book-Entry Confirmation (as defined below) must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, in each case prior to the Expiration Date.
The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through The Depository Trust Company (“DTC”), is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
Book-Entry Transfer.   The Depositary has agreed to establish an account or accounts with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of Shares by causing DTC to transfer the Shares into the Depositary’s account in accordance with DTC’s procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at DTC, an Agent’s Message in lieu of the Letter of Transmittal must, in any case, be received by the Depositary prior to the Expiration Date. The Offer will not permit Shares to be tendered pursuant to guaranteed delivery procedures. The confirmation of a Book-Entry Transfer of Shares into the Depositary’s account at DTC as described above is referred to in this Offer to Purchase as a “Book-Entry Confirmation.”
The term “Agent’s Message” means a message, transmitted through electronic means by DTC in accordance with the normal procedures of DTC and the Depositary, to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant tendering the Shares that are the subject of Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant. For Shares to be validly tendered during any subsequent offering period, the tendering stockholder must comply with the foregoing procedures, except that the required documents and certificates must be received before the expiration of the subsequent offering period.
DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.
Signature Guarantees.   No signature guarantee is required on the Letter of Transmittal:
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if the Letter of Transmittal is signed by the registered holder(s) of Shares tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•
if Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent Medallion Signature Program or other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution” and, collectively, “Eligible Institutions”).

In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.
Guaranteed Delivery.   The Offer will not permit Shares to be tendered pursuant to guaranteed delivery procedures.
Other Requirements.   Payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of:
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Share certificates (or a timely Book-Entry Confirmation);

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properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a Book-Entry Transfer, an Agent’s Message in lieu of a Letter of Transmittal); and

•
any other documents required by the Letter of Transmittal.

Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary at one of its addresses. Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the Offer or any delay in making payment.
Appointment as Proxy.   By executing the Letter of Transmittal (or, in the case of a Book-Entry Transfer, an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s agents and attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). When the appointment of the proxy becomes effective, the designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights. Purchaser reserves the right to require that, for Shares to be deemed validly tendered, immediately upon Purchaser’s acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Marinus stockholders.
Options, Restricted Stock Units and Warrants.   The Offer is only for the outstanding Shares and not for any options, restricted stock units, warrants or other rights to acquire Shares. See Section 13 — “The Merger Agreement; Other Agreements” for a description of the treatment of Marinus options, restricted stock units and warrants in the Merger.
Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares, including questions as to the proper completion or execution of any Letter of Transmittal or other required documents and as to the proper form for transfer of any Share certificates, shall be resolved by Purchaser, in its reasonable discretion, whose determination shall be final and binding. Purchaser shall have the absolute right to determine whether to reject any or all tenders not in proper or complete form or to waive any irregularities or conditions, and Purchaser’s interpretation of the Offer, the Offer to Purchase, the Letter of Transmittal and the instructions thereto (including the determination of whether any tender is complete and proper) shall be final and binding. Notwithstanding the foregoing, stockholders of Marinus may challenge a determination made by Purchaser in a court of competent jurisdiction and a final, non-appealable order or judgment of a court of competent jurisdiction will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent, Marinus or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased.
Information Reporting and Backup Withholding.   Payments made to each holder of Shares in the Offer generally will be subject to information reporting and may be subject to U.S. federal backup withholding. U.S. federal backup withholding may apply to payments made in the Offer to each holder of Shares unless (i) the applicable tendering U.S. holder completes and returns to the Depositary the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal certifying, among other things, that such U.S. holder is a U.S. person for U.S. federal income tax purposes, that the taxpayer identification number provided by the U.S. holder is correct, and that such U.S. holder is not subject to U.S. federal backup withholding or (ii) the applicable tendering non-U.S. holder completes and submits an IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) to the Depositary, which can be obtained from the Depositary or at www.irs.gov, certifying such non-U.S. holder’s status as a non-U.S. person in order to qualify for an exemption from U.S. federal backup withholding. A holder’s failure to provide an IRS Form W-9 or the appropriate IRS Form W-8 may subject the holder to U.S. federal backup withholding on any payments made pursuant to the Offer. This backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of a person subject to backup withholding will be credited by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is timely furnished to the IRS. Each holder should consult its tax advisor regarding the application of information reporting and the U.S. federal backup withholding rules. For an explanation of the terms “U.S. holder” and “non-U.S. holder” and a more detailed discussion of U.S. federal backup withholding, see Section 5 — “Certain Material U.S. Federal Income Tax Consequences.”
Tender Constitutes Binding Agreement.   Purchaser’s acceptance for payment of Shares validly tendered according to any of the procedures described above and in the Instructions to the Letter of Transmittal will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms and conditions of such extension or amendment).
4.   Withdrawal Rights
Except as provided in this Section 4, or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time prior to the Expiration Date and, unless accepted for payment and paid for by Purchaser in the Offer, may also be withdrawn at any time after March 9, 2025, pursuant to Section 14(d)(5) of the Exchange Act.
For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, before the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered according to the procedures for book-entry transfer as set forth in Section 3 — “Procedure for Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares and otherwise comply with DTC’s procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 — “Procedure for Tendering Shares” at any time prior to the Expiration Date.
All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its reasonable discretion, which determination will be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent, Marinus or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Notwithstanding the foregoing, stockholders of Marinus may challenge a determination made by Purchaser in a court of competent jurisdiction and a final, non-appealable order or judgment of a court of competent jurisdiction will be final and binding on all parties.
The method for delivery of any documents related to a withdrawal is at the risk of the withdrawing stockholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
5.   Certain Material U.S. Federal Income Tax Consequences
The following discussion summarizes certain material U.S. federal income tax consequences expected to result to the holders of Shares from the receipt of cash in exchange for Shares pursuant to the Offer or the Merger. This discussion is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any U.S. federal estate, gift or other non-income tax laws or under any state, local or non-U.S tax laws. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, all as in effect as of the date of this Offer to Purchase. These laws and authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the U.S. federal income tax consequences of the Offer and the Merger or that any such contrary position would not be sustained by a court.
This discussion is limited to holders who hold Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a holder in light of the holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including without limitation, U.S. expatriates; certain former citizens or long-term residents of the United States; S corporations, partnerships and other pass-through entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (or investors in such entities or arrangements); U.S. holders who hold their Shares through “controlled foreign corporations” or “passive foreign investment companies”; corporations that accumulate earnings to avoid U.S. federal income tax; banks and other financial institutions; mutual funds; insurance companies; brokers, dealers or traders in securities, commodities or currencies; tax-exempt organizations (including private foundations); governmental agencies, instrumentalities, or other governmental organizations; pension funds; retirement or other tax deferred accounts (including tax-qualified retirement plans); persons subject to the alternative minimum tax; dealers or traders in securities that elect to use the mark-to-market method of accounting with respect to Shares; regulated investment companies or real estate investment trusts; entities subject to the U.S. anti-inversion rules; persons that own or have owned (directly, indirectly, or constructively) five percent (5%) or more of the Shares (by vote or value); persons whose “functional currency” is not the U.S. dollar; persons subject to the alternative minimum tax; persons required to recognize income or gain with respect to the Offer or the Merger no later than such income or gain is required to be reported on an applicable financial statement (as defined in the Code); persons holding Shares as part of a hedge, constructive sale or conversion, straddle, synthetic security, integrated investment, or other risk reduction strategy or as part of a hedging or conversion transaction or other integrated investment; persons holding Shares described in Section 1244 of the Code; and persons holding Shares that are treated as “qualified small business stock” under Sections 1202 and 1045 of the Code. This discussion also does not address the U.S. federal income tax consequence to holders of Shares who acquired their Shares through stock option or stock purchase plan programs or in other compensatory arrangements, or those who exercise appraisal rights under the DGCL.
THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY, DOES NOT CONSTITUTE LEGAL OR TAX ADVICE TO ANY HOLDER, AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL THE TAX CONSEQUENCES RELATING TO THE OFFER OR THE MERGER. WE RECOMMEND THAT YOU CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER IN RESPECT OF YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS.
As used in this discussion, a “U.S. holder” is any beneficial owner of Shares that is, for U.S. federal income tax purposes:
•
an individual who is a citizen of the United States;

•
an individual who is a resident of the United States, which generally refers to a non-U.S. individual who (i) is a lawful permanent resident of the United States, (ii) is present in the United States for, or in excess of, certain periods of time or (iii) makes a valid election to be treated as a U.S. resident;

•
a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) or (ii) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

A “non-U.S. holder” is any beneficial owner of Shares (i) that is not a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes), and (ii) that is not a U.S. holder for U.S. federal income tax purposes.
If a partnership, or another entity or arrangement treated as a partnership for U.S. federal income tax purposes (such as a limited liability company classified as a partnership for U.S. federal income tax purposes), holds Shares, the tax treatment of its partners (or members) generally will depend upon the status of the partner (or member), the partnership’s activities, and certain partner-level (or member-level) determinations. Accordingly, partnerships or other entities treated as partnerships for U.S. federal income tax purposes that hold Shares, and partners (or members) in those entities, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.
U.S. Holders
Effect of the Offer and the Merger.   The receipt of cash in exchange for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for Shares in the Offer or the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received (determined before the deduction of any applicable withholding taxes) and the holder’s adjusted tax basis in the applicable Shares, determined on a per share basis. Any such gain or loss would be long-term capital gain or loss if the holding period for the Shares exceeds one year. Long-term capital gains of noncorporate taxpayers are generally taxable at a reduced rate. Short-term capital gains are generally taxed at rates applicable to ordinary income. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Shares at different times or at different prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer or the Merger. Each U.S. holder should consult such U.S. holder’s tax advisor regarding the manner in which any cash received pursuant to the Offer or the Merger should be allocated among the U.S. holder’s respective different blocks of Shares.
Medicare Tax.   A U.S. holder that is an individual, estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, may be subject to an additional 3.8% U.S. federal Medicare tax on certain income. For individual U.S. holders, the additional 3.8% U.S. federal Medicare tax generally applies to the lesser of (a) the U.S. holder’s “net investment income” for the relevant taxable year and (b) the excess (if any) of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold amount. For this purpose, “net investment income” generally includes, but is not limited to, interest, dividends and net gains from the disposition of stock (unless such net gains are derived in the ordinary course of conduct of a trade or business, other than a trade or business that consists of certain passive or trading activities), reduced by deductions that are properly allocable to such items of income. U.S. holders are urged to consult their tax advisors regarding the application of the 3.8% U.S. federal Medicare tax.
Information Reporting and Backup Withholding.   Payments made to U.S. holders in the Offer or the Merger generally will be subject to information reporting and may be subject to U.S. federal backup withholding (currently at a rate of 24%). To avoid U.S. federal backup withholding, U.S. holders should complete and return to the Depositary the IRS Form W-9 included in the Letter of Transmittal, certifying that such holder is a U.S. person for U.S. federal income tax purposes, that the taxpayer identification number provided by such holder is correct, and that such holder is not subject to U.S. federal backup withholding or otherwise establish an exemption from U.S. federal backup withholding. Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of a person subject to backup withholding will be credited by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is timely furnished to the IRS.

U.S. holders should consult their tax advisors regarding the application of U.S. federal, state, and local and non-U.S. tax laws, including information reporting and backup withholding, to their particular situations.
Non-U.S. Holders
Effect of the Offer and the Merger.   A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash for Shares in the Offer or the Merger unless:
•
the holder is an individual who was present in the United States for 183 days or more (which days need not be consecutive) during the taxable year of the disposition and certain other conditions are met; or

•
the gain is effectively connected with the holder’s conduct of a trade or business in the United States, and, if required by an applicable tax treaty, is also attributable to a permanent establishment maintained by the holder in the United States.

Gains described in the first bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate (or applicable lower treaty rate) but may be offset by U.S. source capital losses. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a resident of the United States. Non-U.S. holders that are corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate) on such effectively connected gains, as adjusted for certain items. Non-U.S. holders are urged to consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Information Reporting and Backup Withholding.   Payments made to non-U.S. holders in the Offer and the Merger may be subject to information reporting and U.S. federal backup withholding (currently at a rate of 24%). Non-U.S. holders can avoid U.S. federal backup withholding by providing the Depositary with a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) certifying as to the non-U.S. holder’s status as a non-U.S. person or by otherwise establishing an exemption from U.S. federal backup withholding. U.S. federal backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of a person subject to backup withholding will be credited by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is timely furnished to the IRS.
Non-U.S. holders should consult their tax advisors regarding the application of U.S. federal, state, and local and non-U.S. tax laws, including information reporting and backup withholding, to their particular situations.
THE ABOVE DISCUSSION IS INTENDED TO PROVIDE ONLY A BRIEF SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IN CONNECTION WITH THE DISPOSITION OF SHARES PURSUANT TO THE OFFER OR THE MERGER. IT IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES THAT COULD APPLY. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE DISPOSITION OF SHARES PURSUANT TO THE OFFER OR THE MERGER IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING (BUT NOT LIMITED TO) THE APPLICABILITY OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS, THE EFFECT OF ANY PROPOSED CHANGES IN TAX LAWS, AND INFORMATION REPORTING AND BACKUP WITHHOLDING REQUIREMENTS.
6.   Price Range of the Shares; Dividends on the Shares
The Shares are listed and traded on the NASDAQ Global Market under the symbol “MRNS.” The following table sets forth, for each of the periods indicated, the high and low reported sales price for the Shares on the NASDAQ Global Market, based on published financial sources.

	High	Low
Fiscal Year Ended December 31, 2022
First Quarter	$13.15	$7.16
Second Quarter	$10.29	$3.97
Third Quarter	$7.66	$4.68
Fourth Quarter	$7.07	$3.47
Fiscal Year Ended December 31, 2023
First Quarter	$7.55	$3.99
Second Quarter	$11.15	$6.37
Third Quarter	$11.06	$5.79
Fourth Quarter	$11.25	$5.57
Fiscal Year Ending December 31, 2024
First Quarter	$11.26	$8.15
Second Quarter	$9.07	$1.10
Third Quarter	$1.97	$1.05
Fourth Quarter	$1.96	$0.22
On December 27, 2024, the last full trading day before public announcement of the execution of the Merger Agreement, the closing price reported on the NASDAQ Global Market was $0.37 per Share. On January 7, 2025, the last full trading day before the commencement of the Offer, the closing price reported on the NASDAQ Global Market was $0.53 per Share. Stockholders are urged to obtain a current market quotation for the Shares.
Purchaser has been advised that Marinus has never declared or paid a cash dividend with respect to the Shares. The Merger Agreement provides that, without Parent’s written consent, from the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement or the Effective Time, Marinus may not declare, set aside or pay any dividend or make any other distribution in respect of its capital stock.
7.   Effect of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration
Market for the Shares.   If the Offer is completed and we accordingly acquire a number of Shares that satisfies the Minimum Condition and the other conditions to the Merger are satisfied or waived, then, in accordance with the terms of the Merger Agreement, we will effect the Merger as promptly as practicable following the Offer Acceptance Time without a vote or any further action by the stockholders of Marinus pursuant to Section 251(h) of the DGCL. As a result of the Merger, there will be no public or other market for the Shares.
NASDAQ Listing.   Immediately following the Merger, the Shares will no longer meet the requirements for continued listing on NASDAQ because there will be only one stockholder of Marinus. Immediately following the consummation of the Merger we intend and will cause the surviving corporation to delist the Shares from NASDAQ.
Exchange Act Registration.   The Shares are currently registered under the Exchange Act. Registration of the Shares may be terminated upon application of Marinus to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. We intend to have Marinus apply for termination of registration of the Shares under the Exchange Act as soon as practicable after the completion of the Merger.
8.   Certain Information Concerning Marinus
Marinus.   Marinus Pharmaceuticals, Inc. (NASDAQ: MRNS) is a publicly traded Delaware corporation with its principal executive offices at 5 Radnor Corporate Center, Suite 500, 100 Matsonford

Road, Radnor, Pennsylvania 19087. The telephone number of Marinus at its executive offices is (484) 801-4670. Marinus was incorporated in Delaware in August 2003.
According to a business description provided by Marinus, Marinus Pharmaceuticals, Inc. is a commercial-stage pharmaceutical company dedicated to the development of innovative therapeutics for seizure disorders. The Company’s product, ZTALMY ® (ganaxolone) oral suspension CV, is an FDA-approved prescription medication introduced in the U.S. in 2022.
The foregoing description of Marinus and its business has been taken from Marinus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 5, 2024 and is qualified in its entirety by reference to such Form 10-K.
Available Information.   Marinus is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Marinus’ business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Marinus’ securities, any material interests of such persons in transactions with Marinus, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Marinus’ stockholders and filed with the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, such as Marinus, who file electronically with the SEC. The address of that site is https://www.sec.gov. Information relating to the Offer is also available online under the “SEC Filings” subsection of the “Financial Information” section of Marinus’ website at https://ir.marinuspharma.com/investors. The information contained in, accessible from or connected to Marinus’ website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Marinus’ filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.
Certain Projections.   Marinus has provided Parent with selected unaudited financial information concerning Marinus. Such information is described in Marinus’ Schedule 14D-9, which is being filed with the SEC on the date of this Offer to Purchase and is being mailed to the Marinus stockholders together with this Offer to Purchase. Marinus stockholders are urged to, and should, carefully read the Schedule 14D-9.
Sources of Information.   Except as otherwise set forth herein, the information concerning Marinus contained in this Offer to Purchase has been furnished by Marinus or its representatives or taken from or based upon publicly available documents and records on file with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and other public sources. The information concerning Marinus taken or derived from such documents and records is qualified in its entirety by reference to Marinus’ public filings with the SEC (which may be obtained and inspected as described above) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, Purchaser or any of their respective affiliates or assigns, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning Marinus contained in such documents and records or for any failure by Marinus to disclose events which may have occurred or may affect the significance or accuracy of any such information.
9.   Certain Information Concerning Parent and Purchaser
Parent.   Parent was incorporated on December 23, 2010 under the laws of Sweden as a corporation. Parent is domiciled in and governed by the laws of Sweden. Its registered office is located at Solnavägen 3H, 113 63 Stockholm, Sweden, and its telephone number is +46 (0) 8 533 39 500.
Immedica is a pharmaceutical company, headquartered in Stockholm, Sweden, focused on the commercialization of medicines for rare diseases and specialty care products. Immedica’s capabilities cover marketing and sales, compliance, pharmacovigilance, quality assurance, regulatory, medical affairs and market access, as well as a global distribution network serving patients in more than 50 countries. Immedica is fully dedicated to helping those living with diseases which have a large unmet medical need. Immedica’s therapeutic areas are within genetic & metabolic diseases, hematology & oncology and specialty care.
Purchaser.   Purchaser is a Delaware corporation that was recently formed by Parent to effect the Offer and the Merger. Purchaser is a direct wholly-owned subsidiary of Parent. Until immediately before the time Purchaser purchases Shares in the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in any activities other than those incidental to the Offer and the Merger. Purchaser’s principal executive office is located at: Solnavägen 3H, 113 63 Stockholm, Sweden. The telephone number at that office is 46 (0) 8 533 39 500.
The name, citizenship, business address, current principal occupation or employment and five-year employment history of each of the directors and executive officers of Parent and Purchaser are set forth in Schedule I hereto.
Except as described in this Offer to Purchase or Schedule I to this Offer to Purchase, none of Parent, Purchaser, or, to their knowledge, any of the persons listed in Schedule I or any associate or other majority-owned subsidiary of Parent or Purchaser or of any of the persons so listed, (i) beneficially owns or has a right to acquire any Shares or any other equity securities of Marinus or (ii) has effected any transaction in the Shares or any other equity securities of Marinus during the past 60 days.
Except as set forth in this Offer to Purchase, none of Parent, Purchaser, or, to their knowledge, any of the persons listed on Schedule I to this Offer to Purchase, has had any business relationship or transaction with Marinus or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, during the past two years there have been no negotiations, transactions or material contacts between Parent or any of its subsidiaries (including Purchaser) or, to their knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Marinus or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of Parent, Purchaser or, to their knowledge, any of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Parent, Purchaser or, to their knowledge, any of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Available Information.   Pursuant to Rule 14d-3 under the Exchange Act, Parent and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The SEC maintains an Internet website that contains the Schedule TO and the exhibits thereto. The address of that site is https://www.sec.gov. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.
10.   Source and Amount of Funds
The Offer and the Merger are not subject to any financing condition. Parent and Purchaser estimate that the total funds required to complete the Offer and the Merger will be approximately $31.5 million plus any related transaction fees and expenses. Purchaser will acquire these funds from Parent, which intends to provide the funds out of available cash and short-term borrowing. Because the only consideration to be paid in the Offer and the Merger is cash, the Offer involves the purchase of all outstanding Shares and there is no financing condition to the completion of the Offer, we believe that the financial condition of Purchaser and Parent is not material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer.
11.   Background of the Offer; Past Contacts, Negotiations and Transactions
The following contains a description of material contacts between representatives of Parent and representatives of Marinus that resulted in the execution of the Merger Agreement and the other agreements related to the Offer. For a review of Marinus’ activities relating to these contacts and for the factors considered by the Marinus board of directors in making its recommendation, please refer to Marinus’ Schedule 14D-9, which will be filed with the SEC and mailed to all Marinus stockholders with this Offer to Purchase.
As part of Parent’s ongoing evaluation of its business and strategic opportunities, the board of directors of Parent (the “Immedica Board”) and members of senior management of Immedica regularly evaluate a variety of potential licensing, partnering, and strategic acquisition transactions with third parties, including public companies that have developed and commercialized products in clinical areas that complement or expand Immedica’s product portfolio.
On October 24, 2024, Marinus announced the commencement of a process to consider strategic alternatives (the “Process”), supported by Barclays Capital Inc. (“Barclays”).
On October 28, 2024, Parent’s Head of Corporate Development, Dr. Benjamin Owens, approached representatives of Barclays via email. Dr. Owens requested further information regarding the Process. Barclays provided certain non-confidential materials and a draft form of non-disclosure agreement.
On October 29, 2024, Parent and Marinus entered into the Confidentiality Agreement with respect to a possible negotiated business relationship between Parent and Marinus which agreement contained, among other things, a two year standstill provision and non-solicitation provision.
On October 30, 2024, representatives of Barclays liaised with Dr. Owens in order to schedule a management presentation and to facilitate initial access to representatives of Immedica to a virtual data room (the “VDR”) containing certain limited confidential information relating to Marinus.
On November 5, 2024, initial access was granted to the VDR for certain representatives of Parent and on November 11, 2024, a management presentation was given by representatives of Marinus to representatives of Parent.
Overnight on November 5, 2024, a letter (dated November 4, 2024) addressed to Parent’s Chief Executive Officer, Dr. Anders Edvell, was received via email by Dr. Owens. This letter detailed, among other things, that initial expressions of interest were expected to be received by Barclays on November 22, 2024 (the “Initial Bid Date”).
Between November 5, 2024, and the Initial Bid Date, representatives of Parent assessed information relating to Marinus, available in the public domain as well as provided via the VDR.
Between November 5, 2024, and the Initial Bid Date, representatives of Parent as well as certain members of the Immedica Board discussed the Marinus opportunity and agreed on the desire to submit an expression of interest by the Initial Bid Date. As such an expression of interest was non-binding on Parent, formal approval by the Immedica Board was not required.
On November 21, 2024, Parent’s General Counsel, Nina Fleck, engaged in discussions with representatives of Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), with regard to Gibson Dunn supporting Parent in legal due diligence and the negotiation of documentation relating to a potential transaction.
On November 22, 2024, Dr. Owens submitted via email to Barclays a non-binding expression of interest (the “November 22 Bid”) on behalf of Parent. The November 22 Bid was structured as an asset acquisition and contemplated an all-cash upfront payment of $140,000,000 for the Product ZTALMY® (ganaxalone) and the retention of certain associated key staff, with the precise transaction perimeter to be defined.
On November 26, 2024, representatives of Barclays held a virtual meeting with Dr. Edvell and Dr. Owens to discuss certain aspects of the November 22 Bid and to confirm that Parent would progress through to the next stage of the Process.
On December 3, 2024, Parent entered into a confidentiality agreement with MTS Health Partners, L.P. (“MTS”) to discuss potential financial advice from MTS related to the Process and the proposed transaction.
Also on December 3, 2024, the Immedica Board were provided by certain members of Parent’s management team with an update via email on the Process, the proposed transaction structure and the progression of certain due diligence activities.

On December 5, 2024, a letter (dated December 4, 2024) addressed to Dr. Edvell, was received via email by Dr. Owens and Dr. Edvell. This letter detailed, among other things, that final expressions of interest were expected to be received by Barclays on December 23, 2024 (the “Final Bid Date”).
On December 5, 2024, members of the Immedica Board were offered an informal opportunity to be updated on the proposed transaction. Also on December 5, 2024, Parent entered into an engagement letter with MTS under which MTS agreed to provide certain exclusive financial advisory services to Immedica in relation to the Process.
On December 7, 2024, Dr. Owens and Dr. Edvell received via email the auction draft of the Merger Agreement from Barclays. The Merger Agreement was passed on to Gibson Dunn for review.
On December 11, 2024, the Immedica Board met and formally adopted the decision to initiate the second phase of due diligence with respect to the Process and to begin negotiations with Marinus on the Merger Agreement.
Throughout the week of December 9, 2024, representatives of Parent and certain members of Marinus’ management team, together with each of their respective advisors, engaged in a series of virtual due diligence teleconferences covering key functional areas. Such due diligence calls and meetings and Parent’s confirmatory due diligence investigation continued through the execution of the Merger Agreement.
On December 18, 2024, Gibson Dunn sent a revised draft of the Merger Agreement to Marinus’ counsel, Hogan Lovells US LLP (“Hogan Lovells”).
On December 20, 2024, Hogan Lovells shared initial feedback with Gibson Dunn on the revised draft of the Merger Agreement shared on December 18, 2024.
On December 22, 2024, the Immedica Board met and were provided by certain members of Parent’s management team with an update on the Process, the proposed transaction structure and the outcome of due diligence activities. The Immedica Board authorized Parent to submit a final binding proposal and to execute definitive agreements for the acquisition of Marinus.
Also on December 22, 2024, Gibson Dunn sent a revised draft of the Merger Agreement to Hogan Lovells.
On December 23, 2024, Dr. Owens submitted via email to Barclays a letter detailing the final expression of interest (the “December 23 Bid”) on behalf of Parent. The December 23 Bid was structured as a whole-company acquisition of Marinus via tender offer at a per share value of $0.50.
Also on December 23, 2024, Hogan Lovells shared feedback with Gibson Dunn on the revised draft of the Merger Agreement shared on December 22, 2024. Following this discussion, Gibson Dunn sent a further revised draft of the Merger Agreement to Hogan Lovells as part of Parent’s December 23 Bid.
On December 24, 2024, representatives of Barclays reached out to Dr. Owens, Dr. Edvell and representatives of MTS to discuss certain aspects of the December 23 Bid. In this virtual meeting, bilateral exclusivity was offered in return for an increase in the per share bid value to $0.55 and an acceptance of an additional $1.275 million sum related to retention bonuses for Marinus employees.
On December 24, 2024, Dr. Owens and representatives of MTS confirmed via telephone an increased bid of $0.55 per share and agreement to provide the additional sum related to retention bonuses for Marinus employees in return for exclusivity through 07:00 AM, Eastern Time, on December 30, 2024, which was accepted by Marinus.
Also on December 24, 2024, Hogan Lovells sent a revised draft of the Merger Agreement to Gibson Dunn. Hogan Lovells and Gibson Dunn discussed and exchanged drafts of the Merger Agreement and the corresponding disclosure schedules through the execution of the Merger Agreement.
Later on December 24, 2024, the parties entered into an exclusivity agreement documenting such agreement.

On December 27, 2024, Gibson Dunn furnished an initial draft of the form of Tender Agreement to Hogan Lovells. During the period from December 27, 2024 until December 28, 2024, Gibson Dunn and Hogan Lovells discussed and exchanged drafts of the Tender Agreement.
On December 28, 2024, the Tender Agreement was agreed upon and signed on December 29, 2024.
On December 29, 2024, Parent, Purchaser and Marinus executed and delivered the Merger Agreement and Parent, Purchaser and each of the Tender Agreement Parties executed and delivered the Tender Agreements.
Before the opening of trading on Nasdaq on December 30, 2024, Parent and Marinus issued a joint press release to announce the execution of the Merger Agreement and the forthcoming commencement of a tender offer to acquire all the outstanding Shares for the Offer Price, and Marinus filed a current report on Form 8-K.
On January 8, 2025, Purchaser and Parent commenced the Offer.
12.   Purpose of the Offer; Plans for Marinus
Purpose of the Offer.   The purpose of the Offer is to enable Parent, through Purchaser, to acquire control of, and the entire equity interest in, Marinus. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected and reduce the time required for stockholders to receive the transaction consideration and to complete the acquisition of Marinus. The purpose of the Merger is to acquire all outstanding Shares not purchased in the Offer. The transaction structure includes the Merger to ensure the acquisition of all outstanding Shares.
If the Merger is completed, Parent will own 100% of the equity interests in Marinus and will be entitled to all of the benefits resulting from that interest. These benefits include complete control of Marinus and entitlement to any increase in its value. Similarly, Parent would also bear the risk of any losses incurred in the operation of Marinus and any decrease in the value of Marinus.
Marinus stockholders who tender their Shares in the Offer will cease to have any equity interest in Marinus and to participate in any future growth in Marinus. If the Merger is completed, the current stockholders of Marinus will no longer have an equity interest in Marinus and instead will have only the right to receive cash consideration according to the Merger Agreement or, to the extent stockholders are entitled to and properly exercise and perfect appraisal rights under the DGCL, the amounts to which such stockholders are entitled under the DGCL. See Section 13 — “The Merger Agreement; Other Agreements.” Similarly, the current stockholders of Marinus will not bear the risk of any decrease in the value of Marinus after selling their Shares in the Offer or the Merger.
Plans for Marinus.   Except as disclosed in this Offer to Purchase, we do not have any present plan or proposal that would result in the acquisition by any person of additional securities of Marinus, the disposition of securities of Marinus, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Marinus, or the sale or transfer of a material amount of assets of Marinus. After completion of the Offer and the Merger, Marinus will be a direct wholly-owned subsidiary of Parent, and the directors of Purchaser immediately prior to the Effective Time and the officers of Marinus immediately prior to the Effective Time will be the directors and officers, respectively, of Marinus pursuant to the Merger Agreement. Parent intends to conduct Marinus’ business after completion of the Merger in all material respects in substantially the same manner as it was conducted prior to the Merger. Parent will review Marinus’ business and operations going forward and will take such actions as it deems appropriate under the circumstances.
13.   The Merger Agreement; Other Agreements
THE MERGER AGREEMENT
The following summary description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which Purchaser has included as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Parent, Purchaser, Marinus or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may not have been intended to be statements of fact, but rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Merger Agreement. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by Parent, Purchaser, Marinus or Marinus’ stockholders. In reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties, covenants or descriptions were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or conditions of Parent, Purchaser, Marinus or their respective affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed or may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures. For the foregoing reasons, the representations, warranties, covenants or descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Parent, its affiliates and Marinus publicly file.
The Offer
Upon the terms and subject to the conditions set forth in the Merger Agreement, Purchaser has agreed to commence a cash tender offer (as promptly as practicable, but in no event later than January 8, 2025) for all of the Shares at a purchase price of $0.55 per Share, net to the seller in cash, without interest and less any required withholding taxes. Purchaser’s obligation to accept for payment and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer is subject only to the terms and conditions set forth in the Merger Agreement, including the satisfaction or waiver of the Minimum Condition and the other conditions set forth in Section 14 — “Conditions of the Offer.” Purchaser expressly reserves the right to waive any of the conditions to the Offer or modify the terms of the Offer in any manner not inconsistent with the Merger Agreement, except that, without the consent of Marinus, it will not, and Parent will not permit Purchaser to:
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reduce the number of Shares of Common Stock subject to the Offer;

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reduce the Offer Price;

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change the form of consideration payable in the Offer;

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waive, amend or modify the Minimum Condition or the Termination Condition;

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impose conditions or requirements to the Offer in addition to the Offer Conditions or amend or modify any Offer Condition in a manner that adversely affects, or would reasonably be likely to adversely affect, any holder of Shares or that would reasonably be likely to prevent or materially delay or impair the ability of Parent or Purchaser to consummate the Offer or the Merger;

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except as otherwise provided in the Merger Agreement, terminate, or extend or otherwise amend or modify the expiration date of, the Offer; or

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provide any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act.

Extensions of the Offer
The Merger Agreement requires that Purchaser shall, and Parent shall cause Purchaser to, extend the Offer (i) at the election of Parent for one or more consecutive increments of up to ten (10) business days per extension (or for such longer period as may be agreed by Marinus), if on the scheduled Expiration Date any of the Offer Conditions shall not have been satisfied or waived, to permit such Offer Conditions to be satisfied or waived; (ii) for the minimum period required by any rule, regulation or interpretation or position of the SEC or the staff thereof applicable to the Offer; (iii) at the request of Marinus, for one or more consecutive increments of up to ten (10) business days per extension (such period to be determined by

Purchaser, provided it shall be no less than five (5) business days), if on the scheduled Expiration Date any of the Offer Conditions shall not have been satisfied or waived, to permit such Offer Conditions to be satisfied or waived or (iv) if, as of the Expiration, the End Date has been extended pursuant to the terms of the Merger Agreement as a result of a proceeding brought by Marinus to enforce specifically the performance by Purchaser or Parent of the Merger Agreement; provided that, in each case, Purchaser shall not (A) be required to extend the Offer beyond the earlier to occur of the valid termination of the Merger Agreement and 12:00 midnight Eastern Time at the end of the day on the End Date (such earlier occurrence, the “Extension Deadline”); (B) if the Minimum Condition is the only condition not satisfied (other than conditions that by their nature are only satisfied as of the Closing), be required to extend the Offer on more than two occasions; or (C) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of Marinus. The End Date is April 30, 2025.
The Merger
As soon as practicable following the Offer Acceptance Time, and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Purchaser will merge with and into Marinus, and Marinus will survive as a direct wholly-owned subsidiary of Parent. At the Effective Time, the separate corporate existence of Purchaser will cease and Marinus will continue as the surviving corporation (the “Surviving Corporation”). At the Effective Time, each Share then outstanding (other than Shares owned by Parent, Purchaser, Marinus, or any subsidiary of Parent or Marinus, or by any stockholders who properly perfect their appraisal rights under Section 262 of the DGCL) will be automatically converted into the right to receive the Offer Price, in cash, without interest and subject to applicable tax withholding.
The certificate of incorporation of Marinus as in effect immediately prior to the Effective Time will be amended and restated by virtue of the Merger and, at the Effective Time, the certificate of incorporation attached as Annex II to the Merger Agreement will be the certificate of incorporation of the Surviving Corporation. The bylaws of Purchaser as in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation. The directors and officers of Purchaser immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation until the earlier of (i) their death, resignation or removal or (ii) their respective successors are duly elected and qualified, as the case may be.
THE MERGER AGREEMENT PROVIDES THE MERGER WILL BE EFFECTED BY SECTION 251(H) OF THE DGCL AND WILL BE EFFECTED WITHOUT A VOTE OF MARINUS STOCKHOLDERS.
Marinus Stock Options
As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of a Marinus stock option (each, a “Marinus Stock Option”), each Marinus Stock Option, whether vested or unvested, outstanding and unexercised immediately prior to the Effective Time will be canceled in exchange for a lump sum cash payment equal to the excess, if any, of (A) an amount equal to the product of (1) the Offer Price multiplied by (2) the number of Shares subject to such Marinus Stock Option immediately prior to the Effective Time over (B) the exercise price per Share subject to such Marinus Stock Option. The Merger Agreement also provides that prior to the Effective Time, the Marinus board of directors (or an appropriate committee thereof) will adopt such resolutions and take such other actions as may be required to effectuate the actions described above.
Marinus Restricted Stock Units
As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of a Marinus restricted stock unit (each, a “Marinus Restricted Stock Unit”), each Marinus Restricted Stock Unit outstanding immediately prior to the Effective Time will be canceled in exchange for a lump sum cash payment equal to (A) the Offer Price multiplied by (B) the number of Shares subject to such Marinus Restricted Stock Unit immediately prior to the Effective Time. The Merger Agreement also provides that prior to the Effective Time, the Marinus board of directors (or an appropriate committee thereof) will adopt such resolutions and take such other actions as may be required to effectuate the actions described above.

Marinus Warrants
As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of a Marinus pre-funded warrant (each, a “Marinus Pre-Funded Warrant”), each Marinus Pre-Funded Warrant to purchase Shares will be deemed exercised in full as a “cashless exercise” (as described in such warrant) and the holder thereof shall be entitled to receive an amount in cash without interest, less any applicable tax withholding, equal to the product of (x) the Offer Price multiplied by (y) the number of Shares deemed to be issuable upon exercise in full of such Marinus Pre-Funded Warrant as a “cashless exercise,” calculated in accordance with and subject to the terms and conditions of such Marinus Pre-Funded Warrant.
Representations and Warranties
In the Merger Agreement, Marinus has made customary representations and warranties to Parent and Purchaser that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or the confidential disclosure letter that Marinus delivered to Parent and Purchaser in connection with the execution and delivery of the Merger Agreement. These representations and warranties relate to, among other things:
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corporate organization, standing and power;

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capital structure;

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subsidiaries and other equity interests;

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authority; execution, delivery and enforceability of the Merger Agreement;

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no conflicts and consents;

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SEC filings and absence of undisclosed liabilities;

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information to be included in the Offer documents and the Schedule 14D-9;

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absence of certain changes or events;

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taxes;

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labor relations;

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employee benefits;

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title to assets;

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real property;

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litigation;

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compliance with laws;

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regulatory matters;

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environmental matters;

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intellectual property, data privacy and security;

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insurance;

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anti-corruption and anti-money laundering matters

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brokers and other advisors; and

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opinions of financial advisors.

In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to Marinus that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
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organization, standing and power;

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Purchaser’s organization and capital structure;

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authority; execution, delivery and enforceability of the Merger Agreement;

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no conflicts and consents;

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information to be included in the Offer documents and the Schedule 14D-9;

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broker’s or similar fees;

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litigation;

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ownership of securities of Marinus; and

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availability of funds.

The representations and warranties of each of Parent, Purchaser and Marinus will not survive consummation of the Merger.
Material Adverse Effect
Several of Marinus’ representations and warranties, as well as certain closing conditions, contained in the Merger Agreement refer to the concept of “Material Adverse Effect.”
For purposes of the Merger Agreement, a “Material Adverse Effect” means any change, event, effect, occurrence, circumstance, change or development that (i) has had, or would be reasonably expected to have, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Marinus and its subsidiaries, taken as a whole or (ii) materially impairs the ability of Marinus to consummate, or prevents or materially delays, the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or would reasonably be expected to do so; provided, however, none of the following matters shall be deemed, either alone or in combination, to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect:
any change, event, effect or occurrence to the extent resulting from or arising in connection with:
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general conditions (or changes therein) in the industry in which Marinus and its subsidiaries operate;

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general economic, financial, business, market, legislative, political, social, securities, credit, financial, banking, currency, securities or capital markets conditions (including changes in interest rates, currency exchange rates, price levels or trading volumes), in each case in the United States or elsewhere in the world;

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any change or prospective change in applicable law or GAAP;

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the outbreak or escalation of hostilities, any acts of war, sabotage, any escalation or worsening of any such acts of war, sabotage, cyber-intrusion, terrorism, any civil disobedience or unrest, any embargo, any national or international calamity, any act of god, any natural or man-made disaster, any pandemic, epidemic or other outbreak of disease or quarantine restrictions, or any other similar event;

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the failure, in and of itself, of Marinus or its subsidiaries to meet any internal public expectations, projections, forecasts, guidance, predictions, milestones, or budgets; provided, that the underlying causes of such failure may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded under the definition of Material Adverse Effect;

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changes in the market price or trading volume of Marinus common stock or the credit rating of Marinus (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Material Adverse Effect if such facts are not otherwise excluded under the definition of “Material Adverse Effect”);

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the execution, announcement, pendency or performance of any of the transactions contemplated by the Merger Agreement, including any loss of or change in relationship (contractual or otherwise) with any customer, governmental Body, supplier, vendor, investor, licensor, licensee or other third party with whom Marinus and its subsidiaries have a relationship, or any departure of any employee or officer of Marinus and its subsidiary, to the extent arising out of or resulting from such execution, announcement, pendency or performance (it being understood that this bullet will not apply with respect to a representation or warranty contained in the Merger Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement or the performance of obligations under the Merger Agreement);
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(i) any action taken by Marinus or any of its subsidiaries at Parent’s written request or with Parent’s written consent or that is expressly required by the Merger Agreement or (ii) the failure to take any action by Marinus or any of its subsidiaries if that action is prohibited by the Merger Agreement;

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the identity of, or any facts or circumstances relating to, Parent, Purchaser or their respective affiliates (it being understood that this bullet shall not apply with respect to any representation or warranty contained in the Merger Agreement that is expressly intended to address the consequences of the execution, delivery and performance of the Merger Agreement);

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any event, occurrence, circumstance, change, development or effect consisting of, arising out of or expressly relating to (A) any determination by, or delay of a determination by, the FDA or any other governmental body (or any panel or advisory body empowered or appointed thereby), or any indication that any such governmental body (or any such panel or advisory body) will make any determination or delay the making of any determination, with respect to the approvability, manufacturing, labeling, contents of package insert, prescribing information, risk management profile, chemistry, manufacturing and controls (CMC) matters or pre-approval inspection matters relating to any product candidate of Marinus or its subsidiaries or any product or product candidate of any competitor of Marinus or its subsidiaries, or any requirement relating to the results of any pre-clinical or clinical testing being conducted by or on behalf of Marinus or its subsidiaries, any of their competitors or any of their respective collaboration partners, including any requirement to conduct further clinical trials or any delayed or accelerated launch of any product candidate of Marinus or its subsidiaries or any product or product candidate of any competitor of Marinus or its subsidiaries, (B) any meetings with the FDA or any other governmental body (including any communications from any governmental body in connection with such meetings) or the results thereof, (C) the results of, or any data derived from, any pre-clinical or clinical testing being conducted by or on behalf of Marinus or its subsidiaries or any of their competitors or any announcement thereof, (D) increased incidence or severity of any previously identified side effects, adverse events or safety observations, or reports of new side effects, adverse events or safety observations, with respect to any product candidate of Marinus or its subsidiaries or any product or product candidate of any competitor of Marinus or its subsidiaries, (E) any recommendations, statements or other pronouncements made, published or proposed by any professional medical organization or governmental body or representative thereof, or any panel or advisory body empowered or appointed thereby, relating to any product candidate of the Marinus or its subsidiaries or any product or product candidate of any competitor of Marinus or its subsidiaries, (F) any determination or development relating to coverage, reimbursement or payor rules or policies applicable to, or pricing of, any product candidate of Marinus or its subsidiaries or any product or product candidate of any competitor of Marinus or its subsidiaries, (G) any manufacturing or supply chain disruption or delays affecting any product candidate of Marinus or its subsidiaries, (H) the expiry or finding of invalidity or unenforceability of, or the loss of exclusivity with respect to, any Patent owned or licensed by Marinus or its subsidiaries and covering any product candidate of Marinus, its subsidiaries or (I) any approval by the FDA or any other governmental body of, any other clinical or regulatory developments with respect to or any market entry (or threatened market entry) of any product competitive with or related to any product candidate of Marinus or its subsidiaries; ;

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any event, occurrence, circumstance, change, development or effect consisting of, arising out of or otherwise relating to Parent’s or Purchaser’s material breach of the Merger Agreement;

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any event, occurrence, circumstance, change, development or effect arising out of or expressly relating to Oral Ganaxolone in tuberous sclerosis complex or any steps taken by Marinus or its subsidiaries to reduce costs (including a reduction in workforce); provided, that any such steps are taken in accordance with the Merger Agreement, consented to by the Parent or Purchaser or otherwise consistent with Marinus’ past practices;
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certain legal proceeding described in the Merger Agreement;

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any matters disclosed in the disclosure letter delivered by Marinus pursuant to the Merger Agreement, subject to certain limitations;

except (i) in the case of the first five bullets above, to the extent that Marinus and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which Marinus and its subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect) and (ii) in the case of the 10th through 13th, 15th and 16th bullets above, to the extent that such change, event, effect or occurrence results from fraud by Marinus or its subsidiaries (in which case such change, event, effect or occurrence, to the extent resulting from fraud by Marinus or its subsidiaries, may be taken into account in determining whether there has been a Material Adverse Effect).
Operating Covenants
Pursuant to the Merger Agreement, from the date of the Merger Agreement until the Effective Time, except as (i) disclosed in the confidential disclosure letter that Marinus delivered to Parent and Purchaser in connection with the execution of the Merger Agreement, (ii) specifically permitted or required by the Merger Agreement, (iii) required by applicable law, or (iv) consented to in writing by Parent (which consent will not be unreasonably withheld, delayed or conditioned), Marinus has agreed to, and has agreed to cause each of its subsidiaries to, use reasonable best efforts to conduct its business in all material respects in the ordinary course with past practice and use reasonable best efforts to (A) preserve intact its business organization, (B) preserve its assets, rights and properties in good repair and condition, (C) maintain the Marinus’ intellectual property rights, (D) keep available the services of its current officers, employees and consultants, (E) winddown clinical trial programs associated with all indications other than CDKL5 deficiency disorder, (F) preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it and (G) prepare for and cooperate with the U.S. Food and Drug Administration or other applicable governmental body in connection with any meetings with such entities.
In addition, during the same period, except as (i) disclosed in the confidential disclosure letter that Marinus delivered to Parent and Purchaser in connection with the execution of the Merger Agreement, (ii) specifically permitted or required by the Merger Agreement, (iii) required by applicable law, or (iv) consented to in writing by Parent (which consent will not be unreasonably withheld, delayed or conditioned), Marinus has agreed not to, and has agreed not to permit any of its subsidiaries to, subject to certain exceptions:
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declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock;

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split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

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repurchase, redeem or otherwise acquire any shares of capital stock of Marinus or any of its subsidiaries or options, warrants, convertible or exchangeable securities, stock-based units (performance-based or otherwise) or other rights to acquire any such shares of capital stock;

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issue, grant, deliver or sell any shares of its capital stock or options, warrants, convertible or exchangeable securities, stock-based units (performance-based or otherwise) or other rights to acquire such shares, any indebtedness with voting rights or other rights that give any person the right to receive any economic or voting interest of a nature accruing to the holders of Shares;

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amend its certificate of incorporation, by-laws or other comparable organizational documents;

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enter into any partnership, joint venture, association or similar profit sharing arrangement;

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except as required by the terms of employee benefit plans and agreements in effect on the date of the Merger Agreement, (i) adopt, enter into, establish, terminate, materially amend or modify any collective bargaining agreement or material employee benefit plan or agreement; (ii) grant to any director or executive officer any increase in compensation, bonuses or other benefits; (iii) grant to any employee any material increase in compensation, bonuses or other benefits inconsistent with past practice; (iv) enter into any change-in-control or similar agreement with any employee; (v) enter into any employment, consulting, severance or other material agreement with any of its executive officers or directors; (vi) enter into any employment, consulting, severance or other material agreement with any director or with any employee or service provider whose annual compensation exceeds, or would exceed, $200,000; (vii) terminate any employee or otherwise cause any employee to resign (viii) adopt or enter into any collective bargaining agreement or other labor union contract, in each case other than, (I) in the ordinary course of business consistent with past practice or (II) for cause or poor performance (documented in accordance with the its’ past practices); (ix) provided, however, that it may (1) amend any employee plan to the extent required by legal requirements or orders, and (2) make usual and customary quarterly bonus payments in the ordinary course of business consistent with past practice in accordance with the bonus plans existing on the date of the Merger Agreement;
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enter into any new line of business outside of its existing business;

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lease (as lessor), license (as licensor), sublicense (as sublicensor), sell, divest, spin-off, abandon, waive, relinquish, permit to lapse (other than any Intellectual Property Right expiring at the end of its statutory term), transfer, assign or otherwise dispose of, or pledge or create any material Encumbrance (other than Permitted Encumbrances) on, any material asset or material property of Marinus or its subsidiaries except, in each case, (A) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business Marinus or its subsidiaries or (B) in connection with the winding down of Marinus’ clinical trials; provided, that no action taken pursuant to clause (B) shall subject the Surviving Corporation, Parent or Purchaser to ongoing obligations or liabilities following the Effective Time;

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adopt or implement any stockholder rights plan or similar arrangement;

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adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Marinus or any of its subsidiaries;

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incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, amend modify, refinance any indebtedness, cancel any indebtedness owed to Marinus or its subsidiaries, or waive, release, grant or transfer any right of material value (except for short-term borrowings incurred in the ordinary course of business);

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make any loans, advances or capital contributions to, or investments in, any other person;

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other than as reflected in a budget disclosed in the confidential disclosure letter, make or agree to make any capital expenditure or expenditures that in the aggregate are in excess of a specified threshold;

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except as required by legal requirements or orders or in the ordinary course of business consistent with past practice, (A) adopt or make any material change to any accounting method or accounting period used for tax purposes that has a material effect on taxes, (B) make, rescind or change any material tax election, (C) file any material amended tax return or any income tax return materially inconsistent with past practice (to the extent a position was previously taken with respect to an item), (D) enter into a closing agreement with any governmental body regarding any material tax liability or assessment, (E) settle, compromise or consent to any material tax claim or assessment or surrender a right to a material tax refund, (F) waive or extend the statute of limitations with respect to a material amount of tax or material tax return (other than any such extension that arises solely as a result of an extension of time to file a tax return obtained in the ordinary course of business), (G) enter into any material closing, voluntary disclosure or similar agreement with a governmental body with respect to a material amount of tax or material tax return, or (H) fail to pay a material amount of taxes when due;

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terminate or modify or amend in a manner that is materially adverse to Marinus, or waive or release any material rights under any specified contract, provided, that no action taken pursuant to this bullet shall impact in any manner the Marinus’ ongoing clinical trials with respect to CDKL5 deficiency disorder, or enter into contract that, if existing on the date of the Merger Agreement, would have been a specified contract;
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fail to keep in force material insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of Marinus and its subsidiaries that are not materially less favorable as those currently in effect;

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take any action (or omit to take any action) if such action (or omission) could reasonably be expected to materially impact in any adverse manner Marinus’ ongoing clinical trials with respect to CDKL5 deficiency disorder;

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enter into any new lease or amend the terms of any existing lease of real property;

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renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, Marinus and its subsidiaries’ operations;

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acquire, in a single transaction or a series of related transactions, any business or entity or division thereof or any assets that are otherwise material to Marinus and its subsidiaries, other than inventory acquired in the ordinary course of business consistent with past practice;

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commence any legal proceedings (other than as a result of a legal proceedings commenced against Marinus or its subsidiaries);

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settle, or offer or propose to settle, any legal proceeding involving Marinus or any of its subsidiaries that is material to Marinus and its subsidiaries provided, that the settlement, release, waiver or compromise of any legal proceeding or claim brought by the stockholders of Marinus against Marinus or its directors or officers relating to the transactions (including demands for appraisal of shares pursuant to Section 262 of the DGCL) shall be subject to the applicable provisions of the Merger Agreement; or

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authorize, commit or agree to take any of the foregoing actions.

Note that any capitalize terms used and not defined in this “Section 13 — The Merger Agreement; Other Agreements” shall have the meanings assigned to such terms in the Merger Agreement. Except as otherwise expressly permitted by certain sections of the Merger Agreement, each of Marinus and Parent has agreed that it will not, and will not permit any of its respective subsidiaries to, take any action that would, or would reasonably be expected to, result in any of the conditions to the Offer set forth in “Section 14 —  Conditions of the Offer” or any of the conditions to the Merger set forth in “Section 13 — The Merger Agreement; Other Agreements” not being satisfied.
No Solicitation
Pursuant to the Merger Agreement, Marinus has agreed that it will not, nor will it authorize or permit any of its subsidiaries or any of its or their respective officers, directors, employees, investment bankers, attorneys or other advisors or representatives (“Representatives”) to:
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solicit, initiate or knowingly facilitate or encourage the submission of any Acquisition Proposal (as defined below) or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

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engage or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information, in connection with or for the purpose of soliciting or knowingly encouraging or facilitating, an Acquisition proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or

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enter into any letter of intent, acquisition agreement, or similar agreement with respect to an Acquisition Proposal or any proposal offer that could be reasonably expected to lead to an Acquisition Proposal.

The Merger Agreement does not restrict or prohibit Marinus from entering into an Acceptable Confidentiality Agreement or form informing any person of the terms of the non-solicitation section of the Merger Agreement. Marinus is permitted to grant waivers of, and not enforce, any standstill agreement, but solely to the extent that the Marinus board of directors has determined in good faith, after consultation with outside counsel, that failure to take such action would (I) prohibit the counterparty from making an unsolicited Acquisition Proposal to the Marinus board of directors in compliance with the non-solicitation section of the Merger Agreement and (II) would constitute a breach of its fiduciary duties to the stockholders of Marinus under legal requirements.
Marinus has agreed that it will, and will cause its subsidiaries and their respective Representatives to:
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immediately cease and cause to be terminated any solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing on the date of the Merger Agreement with respect to an Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to such person;

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request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal; and

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not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal.

Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to the Offer Acceptance Time, (x) Marinus may contact the person making any Acquisition Proposal that did not result from a breach of the non-solicitation provisions described above solely to clarify the terms and conditions thereof and to inform such person of the terms of the non-solicitation section of the Merger Agreement and (y) in response to an Acquisition Proposal that did not result from a breach of the non-solicitation provisions described above and if the Marinus board of directors determines, in good faith, after consultation with outside counsel and a financial advisor, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Company Proposal (as defined below) and that the failure to take the following actions would be inconsistent with its fiduciary duties to Marinus’ stockholders under applicable law, Marinus may (A) furnish information with respect to Marinus to the person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement that, subject to certain exceptions, contains confidentiality provisions that are no less favorable in the aggregate to Marinus than those contained in the Confidentiality Agreement so long as Marinus also provides Parent, as promptly as reasonably practicable, and in any event, within one (1) business day, in accordance with the terms of the Confidentiality Agreement, any non-public information furnished to such other person which was not previously furnished to Parent and (B) participate in discussions or negotiations with such person and its Representatives regarding such Acquisition Proposal. Marinus shall not provide (and shall not permit any of its Representatives to provide) any commercially or competitively sensitive non-public information in connection with the actions permitted by the Merger Agreement, except in accordance with “clean room” or other similar procedures designed to limit any adverse effect of the sharing of such information on Marinus.
However, Marinus is required as promptly as practicable (and in any event within 24 hours after receipt thereof) to notify Parent of any Acquisition Proposal or any inquiry with respect to or that is reasonably likely to lead to any Acquisition Proposal, which notice must include the identity of the person making any such Acquisition Proposal or inquiry, the material terms thereof and a copy of the any written proposal or any draft agreement provided by such person. Marinus will keep Parent reasonably informed (including, within 24 hours after the occurrence of any material amendment, modification, development, discussion or negotiation) of the status of any such Acquisition Proposal or inquiry, subject to the terms of the Confidentiality Agreement.
“Acquisition Proposal” means any proposal or offer from any person or group (other than Parent or its Affiliates) relating to (a) any acquisition or purchase or exclusive license, in a single transaction or series of related transactions, of (i) 20% or more (based on the fair market value thereof, as determined by the Marinus board of directors or a committee thereof) of the consolidated assets of Marinus and its subsidiaries or (ii) assets or businesses of Marinus and its subsidiaries that generate 20% or more of the net revenues or net income (for the 12-month period ending on the last day of Marinus’ most recently completed fiscal quarter), (b) any issuance or acquisition, in a single transaction or series of related transactions, of 20% or more of the outstanding Shares, (c) any tender offer or exchange offer that, if consummated, would result in such person or group beneficially owning 20% or more of the outstanding Shares, or (d) any merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, joint venture, dissolution licensing or similar transaction involving Marinus that, if consummated, would result in such person or group beneficially owning 20% or more of the outstanding Shares, in each case of the foregoing clauses (a) through (d), other than the Transactions; provided, that, for purposes of this definition, the term “group” shall have the meaning given to such term when used in Section 13(d) of the Exchange Act.
“Intervening Event” means a material event, occurrence, fact, development or change, or combination thereof, occurring or arising after the date of the Merger Agreement that was not known to or reasonably foreseeable by the Marinus board of directors as of the date of this Agreement (or, if known or reasonably foreseeable, the magnitude or consequences of which were not known to or reasonably foreseeable by the Marinus board of directors as of the date of this Agreement), which event or circumstance, or any material consequence thereof, becomes known to the Marinus board of directors prior to the Offer Acceptance Time that does not relate to (a) any Acquisition Proposal, (b) Parent or its Subsidiaries (including any Material Adverse Effect as it relates to Parent or its Subsidiaries), (c) any actions taken pursuant to the Merger Agreement or (d) any change in the market price of the Common Stock, in and of itself (it being understood that the underlying causes of any such change may, if they are not otherwise excluded from this definition of “Intervening Event”, constitute, or be taken into account in determining whether there has occurred, an Intervening Event).
“Superior Company Proposal” means any unsolicited bona fide written Acquisition Proposal that the Board of Directors determines in good faith, after consultation with outside legal counsel and financial advisors, (a) is reasonably likely to be consummated in accordance with its terms on a timely basis, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the person making the proposal and other aspects of the Acquisition Proposal that the Board of Directors deems relevant, and (b) if consummated, would result in a transaction more favorable to Marinus’ stockholders (solely in their capacity as such) from a financial point of view than the Transactions (including any adjustment to the terms and conditions proposed by Parent in response to such Acquisition Proposal); provided, that for purposes of the definition of “Superior Company Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”
Marinus Board of Directors Recommendation
Marinus has represented to Parent and Purchaser in the Merger Agreement that the Marinus board of directors, at a meeting duly called and held, duly and unanimously adopted resolutions:
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approving and declaring advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement;

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determining that the Offer, the Merger Agreement and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Marinus and its stockholders;

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acknowledging and agreeing that the Merger shall be effected under Section 251(h) of the DGCL and that the Merger shall be effected as soon as practicable following the Offer Acceptance Time; and

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recommending that Marinus’ stockholders accept the Offer and tender their Shares pursuant to the Offer (the “Company Board Recommendation”).

Under the Merger Agreement, neither the Marinus board of directors nor any committee thereof may:
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(A) withdraw or modify in a manner adverse to Parent or Purchaser, or propose publicly to withdraw or modify in a manner adverse to Parent or Purchaser, the Company Board Recommendation or (B) approve, endorse, or recommend, or declare advisable, any Acquisition Proposal or resolve or agree to take any such action (any action described in this bullet being referred to herein as an “Adverse Recommendation Change”); or

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approve, endorse, recommend or declare advisable or publicly propose to approve, endorse, recommend or declare advisable, or allow Marinus to execute or enter into, any contract with respect to any Acquisition Proposal that requires, or is reasonably expected to cause, Marinus to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the Transactions (other than an Acceptable Confidentiality Agreement).
Notwithstanding anything to the contrary in the Merger Agreement, but subject to the terms described in the “— Last Look” section below, if the Marinus board of directors determines, in good faith, after consultation with outside counsel and financial advisors, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, then (A) the Marinus board of directors may make an Adverse Recommendation Change in response to a Superior Company Proposal or an Intervening Event, and (B) if the Marinus board of directors receives a Superior Company Proposal, Marinus may terminate the Merger Agreement, provided that immediately before and as a condition to any such termination, Marinus pays to Parent the fee described in the “— Termination” section below.
Subject to compliance with the applicable provisions of the Merger Agreement, nothing in the Merger Agreement prevents Marinus from: (A) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (B) making any disclosure to its stockholders if the Marinus board of directors determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties or applicable law or (C) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act.
Last Look
The Marinus board of directors may not make an Adverse Recommendation Change or terminate the Merger Agreement as described above unless the applicable Acquisition Proposal is not related to a breach by the Company of its non-solicitation obligations described above and Marinus has provided Parent with written notice at least five business days (or three business days in the case of any amendment to the financial terms or other material terms of such Acquisition Proposal) prior to making any Adverse Recommendation Change or terminating the Merger Agreement setting forth Marinus’ intention to take such action and containing (x) a summary of the material terms and conditions under which the transaction contemplated by such Acquisition Proposal is proposed to be consummated and (y) if such action is intended to be taken in circumstances involving an Intervening Event, a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action; and
During any such five or three business day period, Marinus will, and will cause its Representatives to, negotiate in good faith with Parent (to the extent requested by Parent) with respect to any revisions proposed by Parent to the terms of the transactions contemplated by the Merger Agreement. After considering in good faith the proposals made in writing by Parent during the notice period described above, the Marinus board of directors may determine in good faith, after consultation with outside legal counsel and financial advisors, that (1) such Acquisition Proposal continues to constitute a Superior Offer and (2) that failure to make a Company Adverse Recommendation Change would reasonably be expected to result in a breach of its fiduciary duties to the stockholders of the Company under applicable legal requirements.
Regulatory Undertaking
Each of Marinus, Parent and Purchaser will, and will cause their respective subsidiaries to, use its respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as expeditiously as possible (but in no event later than the End Date), the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers and consents from, the making of all necessary registrations, declarations and filings with and the taking of all reasonable steps as may be necessary to avoid a proceeding by any governmental entity with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement, (ii) the defending, contesting, or appealing of any proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the Merger

Agreement and to fully carry out the purposes of the Merger Agreement; provided that the duty to defend, contest, or appeal such legal proceeding under this section shall only apply to the Purchaser.
Without limiting the generality of the foregoing, but subject in each case to the final sentence of this paragraph, Parent has agreed that its obligation to use reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done, all things necessary, proper or advisable to consummate and make effective the Offer, the Merger and the other transactions contemplated by the Merger Agreement includes (A) executing settlements, undertakings, consent decrees, stipulations or other agreements with any governmental entity or with any other person, (B) agreeing to sell, divest or otherwise convey or hold separate any asset, equity holding or business of Parent, Marinus or any of their respective subsidiaries, (C) permitting Marinus to sell, divest or otherwise convey or hold separate any assets (including any intellectual property right or product), equity holding, or businesses of Marinus or any of its subsidiaries, (D) terminating existing relationships, contractual rights or obligations of Parent, Marinus or any of their respective subsidiaries, (E) terminating any joint venture or other arrangement of Parent, Marinus or any of their respective subsidiaries, (F) creating any relationship, contractual right or obligation of Parent, Marinus or any of their respective subsidiaries and (G) effectuating any other change or restructuring of Marinus or any of its subsidiaries (and, in the case of actions by or with respect to Marinus or any of its subsidiaries, by consenting to such action by Marinus or such subsidiaries (including any consents required under the Merger Agreement with respect to such action); provided that any such action may, at the discretion of Marinus, be conditioned upon the closing of the Merger), and nothing in the Merger Agreement shall obligate Marinus or its subsidiaries to take or agree to take any of the foregoing actions (including entering into any settlement, undertaking, consent decree, stipulation or other agreement with any governmental body) that is not conditioned upon the consummation of the Merger; provided further that, Parent and Purchaser shall not be obligated to take any action, (i) that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the financial condition, assets, liabilities, businesses or results of operations of Parent, Purchaser, Marinus and their respective subsidiaries taken as a whole after giving effect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement (ii) with respect to KKR & Co. Inc. and Kohlberg Kravis Roberts & Co. L.P. (each, “KKR”) and their respective Affiliates or any investment funds or investment vehicles affiliated with, or managed or advised by, KKR or any portfolio company (as such term is commonly understood in the private equity industry) or investment of KKR or (iii) with respect to Impilo AB and Impilo Healthcare AB (each, “Impilo”) and their respective affiliates or any investment funds or investment vehicles affiliated with, or managed or advised by, Impilo or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Impilo, Parent and Purchaser agree not to, and Parent agrees to cause each of its subsidiaries and other affiliates (including Purchaser) not to, (A) withdraw any filing made under any antitrust law, (B) otherwise extend, directly or indirectly, any waiting period under any antitrust law, or (C) enter into any agreement with a governmental body to delay or not consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement, in each case except with the prior written consent of Marinus.
Access to Information
Other than as prohibited by law and subject to certain conditions and exceptions, Marinus has agreed to afford to Parent and to Parent’s Representatives, at Parent’s expense, reasonable access during normal business hours to its properties, books and records and contracts and to furnish to Parent all information concerning its business, properties and personnel as Parent may reasonably request, so long as it does not unreasonably interfere with the normal operation of Marinus’ business.
Director and Officer Indemnification and Insurance
The Merger Agreement provides that, for a period of six (6) years after the Effective Time, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights to advancement of expenses) in existence on the date of the Merger Agreement in favor of any person who is or prior to the Effective Time becomes, or has been at any time prior to the date of the Merger Agreement, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of Marinus, any of its subsidiaries or any of their respective predecessors (each, an “Indemnified Party”) as provided in the Marinus certificate of incorporation, the Marinus by-laws, the organizational documents of any Marinus subsidiary or any indemnification agreement between such

Indemnified Party and Marinus or any of its subsidiaries in effect as of the date of the Merger Agreement (i) will survive the Merger, (ii) will continue in full force and effect in accordance with their terms with respect to any claims against any such Indemnified Party arising out of such acts or omissions and (iii) will not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party. Parent will ensure that the Surviving Corporation complies with and honors the foregoing obligations.
Without limiting the above or any rights of any Indemnified Party pursuant to any indemnification agreement, from and after the Effective Time, the Parent and the Surviving Corporation will, to the fullest extent permitted by applicable law, indemnify and hold harmless each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including advancement of reasonable attorney’s fees and expenses to the fullest extent permitted by applicable law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement of or in connection with any threatened or actual legal proceeding pertaining to (i) the fact that the Indemnified Party is or was a director or officer (including serving at the request of the Marinus or its subsidiaries as a director) of Marinus or any of its subsidiaries (ii) acts or omissions by the Indemnified Party in the Indemnified Party’s capacity as a director or officer of Marinus or its subsidiaries, (iii) acts or omissions by the Indemnified Party’s in the Indemnified Party’s capacity as a director, officer or trustee of another entity while serving in such capacity at the request of the Marinus or its subsidiaries, or (iv) acts or omissions by the Indemnified Party taken at the request of Marinus or its subsidiaries (including in connection with serving at the request of the Company or the Company Subsidiary as a director, officer or trustee of another entity.
Without limiting the foregoing, from and after the Effective Time, in the event of any actual or threatened claim or legal proceeding of the type described in the foregoing sentence, (A) Parent and the Surviving Corporation shall, to the fullest extent permitted by legal requirements and without requiring a preliminary determination of entitlement to indemnification, advance any expenses (including fees and expenses of legal counsel) of any Indemnified Party incurred in connection with such actual or threatened claim or legal proceeding, subject to such Indemnified Party providing, if and only to the extent required by the DGCL, an undertaking to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right of appeal that such Indemnified Person is not entitled to indemnification for such expenses, and (B) Parent and the Surviving Corporation shall, and shall cause the subsidiaries of the Surviving Corporation to, reasonably cooperate in the defense of such actual or threatened claim or legal proceeding. Parent and the Surviving Corporation shall not, and shall cause each Subsidiary of the Surviving Corporation not to, settle or compromise, or consent to entry of judgement in, any threatened or actual claim or legal proceeding for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or judgement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or legal proceeding (or such Indemnified Person otherwise consents in writing to such settlement, compromise or judgement).
The Merger Agreement permits Marinus to obtain at or prior to the Effective Time, prepaid or “tail” directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of the Merger Agreement and the transactions contemplated thereby) for the period beginning upon the acceptance for payment of, and payment by Purchaser for, any Shares pursuant to the Offer and ending six years from the Effective Time, covering each Indemnified Party and containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are, individually and in the aggregate, no less favorable to any Indemnified Party than those of Marinus’ directors’ and officers’ liability insurance policies in effect on the date of the Merger Agreement. If such “tail” insurance policies have been obtained by Marinus, Parent shall cause such “tail” insurance policies to be maintained in full force and effect, for their full term, and cause all obligations thereunder to be honored by the Surviving Corporation. In the event Marinus does not obtain such “tail” insurance policies, then, for the period beginning upon the acceptance for payment of, and payment by Purchaser for, any Shares pursuant to the Offer and ending six years from the Effective Time, Parent will maintain in effect Marinus’ directors’ and officers’ insurance policies in effect on the date of the Merger Agreement in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of the Merger Agreement and the transactions contemplated thereby). Notwithstanding the foregoing, regardless of whether Marinus obtains the “tail” policy, neither the maximum aggregate annual premium for such “tail”

policy nor the maximum aggregate annual premiums for such insurance policies paid by Parent shall exceed an annual premium for such insurance policies in excess of 350% of the aggregate annual premium currently payable by Marinus for coverage for its current fiscal year under such insurance.
Employee Matters
The Merger Agreement provides that, from the Effective Time to December 29, 2025 (the “Continuation Period”), Parent agrees to provide to each individual who is employed by Marinus or its subsidiaries immediately prior to the Effective Time (collectively, the “Marinus Employees”), with, for so long as such Marinus Employee continues to be employed by Parent or its subsidiaries, salary and cash incentive opportunities that the same as those provided to such Marinus Employee by Marinus or its subsidiaries immediately prior to the Effective Time, other employee severance payments and benefits that are no less favorable to those provided to such Marinus Employee by Marinus or its subsidiaries immediately prior to the Effective Time and other compensation and employee benefits (excluding, for this purpose, equity, equity-based or other incentive compensation, defined benefit pension, nonqualified deferred compensation, retiree health and welfare benefits, and retention, change in control, sale transaction or other similar compensation) that, in all material respects, are no less favorable than those provided to such Marinus employee by Marinus or its subsidiaries. Immediately following the Effective Time, Marinus employees will be eligible to participate in health and welfare benefit plans to the same extent such Marinus employee was eligible to participate under Marinus’ health and welfare benefit plans immediately prior to the Effective Time; provided, however, that (i) nothing in the Merger Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such health or welfare benefit plan at any time, and (ii) if Parent or the Surviving Corporation terminates any such health or welfare benefit plan, then each Marinus employee shall be immediately eligible, without any waiting period, to participate in the corresponding health and welfare benefit plans of Parent, the Surviving Corporation or their respective affiliates, to the extent that coverage under any such plan replaces coverage under a comparable employee plan in which such the Marinus employee participated immediately prior the Effective Time.
The Merger Agreement also provides that, with certain exceptions, (A) with respect to the employee benefit plans maintained by Parent or its subsidiaries, service credit will be provided to Marinus Employees for all purposes (other than the accrual of benefits under a defined benefit pension plan, nonqualified deferred compensation, incentive compensation, and retiree health or welfare benefits) and (B) with respect to any welfare plan maintained by Parent or any of its subsidiaries, (i) all limitations as to preexisting conditions and similar exclusions will be waived for Marinus Employees to the extent that such limitations were waived, satisfied or did not apply to such Marinus Employees or their dependents under the corresponding Marinus benefit plans and (ii) all Marinus Employees and their eligible dependents will be provided with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductibles or out-of-pocket maximum requirements to the extent applicable under such plans.
Approval of Compensation Arrangements
Pursuant to the Merger Agreement, Marinus has agreed (acting through the Marinus board of directors and its compensation committee) to take all such steps as may be required to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act, any employment compensation, severance or other employee benefit arrangement that has been, or after the date of the Merger Agreement will be, entered into by Marinus or any of its subsidiaries with current or future directors, officers, employees or other service providers of Marinus or any of its subsidiaries and to ensure that any such arrangements fall within the non-exclusive safe harbor provisions of such rule.
In addition, Marinus has agreed to take all reasonable steps as may be required to cause any dispositions of Marinus equity securities (including derivative securities) in connection with the Merger Agreement by each individual who is a director or officer of Marinus subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.
Conditions of the Offer
See “Section 14 — Conditions of the Offer.”

Conditions to the Merger
The obligation of each party to effect the Merger is subject to the satisfaction or waiver of the following conditions:
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No judgment, order, injunction or decree issued by any Governmental Entity of competent jurisdiction or law or other legal restraint or prohibition (collectively, “Legal Restraints”) preventing or prohibiting the consummation of the Merger will be in effect; and

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Purchaser will have accepted for payment all Shares validly tendered and not withdrawn pursuant to the Offer.

The Merger Agreement provides that (A) neither Parent nor Purchaser may rely on the failure of any Offer Condition or any condition to the Merger to be satisfied if such failure was caused by the failure of Parent or Purchaser to perform any of its obligations under the Merger Agreement, to act in good faith or to use its reasonable best efforts to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement, as required by and subject to the undertakings described in “Section 15 — Certain Legal Matters” and (B) Marinus may not rely on the failure of any condition to the Merger to be satisfied if such failure was caused by its failure to perform any of its obligations under the Merger Agreement, to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by the Merger Agreement, as required by and subject to the undertakings described in “Regulatory Undertaking” above.
Termination
The Merger Agreement may be terminated at any time prior to the Offer Acceptance Time:
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by mutual written consent of Parent, Purchaser and Marinus;

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by either Parent or Marinus, if:

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the Offer Acceptance Time has not occurred on or before the End Date or the Offer shall have expired or been terminated in accordance with its terms and the terms of the Merger Agreement without Purchaser having purchased any Shares pursuant thereto; or

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any Legal Restraint permanently preventing or prohibiting consummation of the Offer or the Merger will be in effect and will have become final and non-appealable; provided that the party seeking to terminate the Merger Agreement pursuant to this termination right must have complied with its obligations described in “Regulatory Undertaking” above in respect of any such Legal Restraint;

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by Parent, if:

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Marinus breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of the conditions described in the second and third bullets of “Section 14 — Conditions of the Offer” to be satisfied and (ii) such failure cannot be or has not been cured prior to the earlier of (x) 30 days after the giving of written notice to Marinus of such breach and (y) the End Date (so long as that Parent and Purchaser are not then in material breach of any representation, warranty or covenant contained in the Merger Agreement) (such termination right, the “Marinus Breach Termination Right”); or

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(i) the Marinus board of directors shall have failed to include the Company Board Recommendation in the Schedule 14D-9 when mailed, or shall have effected an Adverse Recommendation Change; (ii) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes an Acquisition Proposal, other than the Offer, the Marinus board of directors fails to recommend, in a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within ten business days of the commencement of such tender offer or exchange offer; or (iii) there shall have been an intentional and material breach by Marinus of certain of its obligations described above under “— No Solicitation” (a “Change of Recommendation Termination”);

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by Marinus, if:

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Purchaser (i) fails to commence the Offer within seven (7) business days after the date of the Merger Agreement, (ii) terminates the Offer prior to the Expiration Date (as such Expiration Date may be extended and re-extended as described in “— Extensions of the Offer”), other than in accordance with the Merger Agreement or (iii) fails to accept for payment all Shares validly tendered pursuant to the Offer;

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Parent or Purchaser breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement (without regard to certain qualifications or exceptions contained therein), which breach or failure to perform (i) had or would reasonably be expected to, individually or in the aggregate, result in a change, effect, event or occurrence that prevents or materially delays (x) the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement or (y) the ability of Parent to perform its obligations under the Merger Agreement in any material respect and (ii) has not been cured prior to the earlier of (x) 30 days after the giving of written notice to Parent or Purchaser of such breach and (y) the End Date (provided that Marinus is not then in material breach of any representation, warranty or covenant contained in the Merger Agreement); or

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the Marinus board of directors has received a Superior Company Proposal and substantially concurrently with such termination enters into a binding, written definitive acquisition agreement providing for the consummation of such Superior Company Proposal, Marinus has complied in all material respects with its obligations described under “— Last Look” and Marinus has paid, or simultaneously with the termination of the Merger Agreement pays, the fee described in “— Marinus Termination Fee” (a “Superior Proposal Termination”).

In the event of the termination of the Merger Agreement in accordance with its terms, the Merger Agreement will become void and of no effect (except for certain customary obligations, obligations related to termination and the payment obligations described under the sections below entitled “— Marinus Termination Fee” and “— Fees and Expenses”), without any liability or obligation on the part of Parent or Purchaser, on the one hand, or Marinus, on the other hand, except that the termination of the Merger Agreement will not relieve or release any party from any liability arising out of its willful and material breach of the Merger Agreement that resulted in such termination.
Marinus Termination Fee
Marinus has agreed to pay Parent a termination fee of $1,292,345 in cash (the “Marinus Termination Fee”) in the event that:
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Marinus terminates the Merger Agreement in order to accept a Superior Offer;

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Parent terminates the Agreement because (A) the Marinus board of directors fails to include its recommendation in the Schedule 14D-9 or shall have effected a Company Adverse Recommendation Change, or (B) the Company has intentionally and materially breached or failed to perform certain obligations under the Merger Agreement; or

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all of the following occur:

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after the date of the Merger Agreement, an Acquisition Proposal (for purposes of this trigger of the Marinus Termination Fee, substituting 50% for the 20% thresholds contained in the definition of “Acquisition Proposal” described above under “— No Solicitation”) is publicly proposed or announced or the making or existence of an Acquisition Proposal has otherwise communicated to senior management of Marinus:

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after such proposal becomes publicly known, the Merger Agreement is terminated by either Parent or Marinus pursuant to the End Date Termination right or by Parent pursuant to the Marinus Breach Termination Right;

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within 12 months of such termination Marinus enters into a definitive agreement to consummate, or consummates, the transactions contemplated by an Acquisition Proposal.

In no event will Marinus be required to pay the Marinus Termination Fee on more than one occasion, whether or not the Marinus Termination Fee may be payable under more than one provision of the Merger Agreement at the same or at different times and the occurrence of different events.
Payment of the Marinus Termination Fee will constitute the sole and exclusive remedy of Parent and Purchaser against Marinus and its subsidiaries and their respective current, former or future Representatives for any loss suffered as a result of the failure of the transactions contemplated by the Merger Agreement to be consummated, and upon payment of the Marinus Termination Fee, none of Marinus or its subsidiaries or any of their respective current, former or future Representatives will have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated thereby.
Fees and Expenses
Subject to certain exceptions and subject to the provisions described in “— Marinus Termination Fee” all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.
Amendment; Waiver
Prior to the Effective Time, any provision of the Merger Agreement may be amended at any time by a written instrument signed the parties, except that after the Offer Acceptance Time, the parties may not approve any amendment or termination of the agreement by mutual consent if that amendment or termination is not also consented to by the Marinus board of directors and, at the time of such consent, either (x) a majority of the directors on the Marinus board of directors are Continuing Directors or (y) if the Continuing Directors constitute a minority of the Marinus board of directors, each Continuing Director approves such amendment or termination. After the Effective Time, the Merger Agreement may not be amended. For purposes of this paragraph, the term “Continuing Directors” refers to directors who served on the Marinus board of directors on the date of the Merger Agreement or who were nominated or designated to be directors by a majority of the directors on the Marinus board of directors on the date of the Merger Agreement.
OTHER AGREEMENTS
Confidentiality Agreement
Marinus and Parent entered into a Non-Disclosure Agreement, dated October 29, 2024. As a condition to being furnished Evaluation Material (as defined in the Confidentiality Agreement), the Company and Parent agreed, subject to certain exceptions, that, for a period of five years from the date of the Confidentiality Agreement, they would keep such Evaluation Material confidential and use such information solely for the purpose of evaluating and potentially negotiating, structuring and executing a possible transaction involving Parent and the Company. The Confidentiality Agreement also contains a non-solicitation covenant, pursuant to which Parent agreed, for a period of two years from the date of the Confidentiality Agreement and subject to certain limited exceptions, not to, directly or indirectly, solicit or employ any employee of the Company. The Confidentiality Agreement contains standstill provisions with a term of two years that will automatically terminate before the expiration of such term in certain situations, including the entry by the Company into a definitive acquisition agreement with a third party pursuant to which such third party agrees to acquire 50% or more of the Shares or assets of the Company. The foregoing summary description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which Purchaser has filed as Exhibit (d)(2) to the Schedule TO and is incorporated herein by reference.
Tender Agreements
In connection with the execution of the Merger Agreement, Parent and Purchaser entered into tender agreements (the “Tender Agreements”) with each of Marinus’ directors and named executive officers (the “Tender Agreement Parties”). The Tender Agreements provide that, among other things, the Tender Agreement Parties irrevocably tender the Shares held by them in the Offer, upon the terms and subject to the conditions of such agreements. The Shares subject to the Tender Agreements comprise approximately

5.61% of the outstanding Shares as of January 8, 2025. The Tender Agreements will terminate upon certain circumstances, including upon termination of the Merger Agreement or if the Marinus Board votes to approve a superior proposal or a change in the recommendation of the Marinus Board with respect to certain intervening events.
This summary and description of the material terms of the Tender Agreements does not purport to be complete and is qualified in its entirety by reference to the Form of Tender Agreement, which is filed as Exhibit (d)(3) to the Schedule TO and are incorporated by reference herein.
14.   Conditions of the Offer
Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for any Shares unless there shall have been, as of the Expiration Date of the Offer, validly tendered (and not validly withdrawn) pursuant to the Offer a number of Shares that, together with all Shares (if any) otherwise owned by Parent or any of its wholly owned subsidiaries (including Purchaser), would represent at least one Share more than 50% of the total number of Shares of Common Stock issued and outstanding at the Expiration Date of the Offer (the “Minimum Condition”).
Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for if, at the expiration of the Offer, any of the following conditions exist:
•
(A) any representation and warranty of Marinus set forth in Article III of the Merger Agreement (other than with respect to (i) due organization, subsidiaries and related matters, (ii) capitalization and related matters, (iii) authority and binding nature of the Merger Agreement and related matters, or (iv) brokers and other advisors) shall not be true and correct at and as of the Expiration Date, except to the extent such representation and warranty expressly relates to a specified date (in which case on and as of such specified date), other than for such failures to be true and correct that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to (x) any qualifications or exceptions contained therein as to “materiality” or Material Adverse Effect and (y) any update or modification of the Marinus disclosure letter purported to have been made after the date of the Merger Agreement), (B) any representation and warranty of Marinus with respect to due organization, subsidiaries and certain capitalization matters shall not be true and correct other than in de minimis respects at and as of the Expiration Date, except to the extent such representation and warranty expressly relates to a specified date (in which case on and as of such specified date), and (C) any representation and warranty of Marinus with respect to certain capitalization matters, authority and binding nature of the Merger Agreement, or brokers and other advisors, shall not be true and correct in all material respects at and as of the Expiration Date, except to the extent such representation and warranty expressly relates to a specified date (in which case on and as of such specified date);

•
except for any non-compliance or non-performance that has been cured on or before the Expiration Date, Marinus shall have failed to comply with or perform, in all material respects, those of its covenants and agreements in the Merger Agreement that Marinus is required to comply with or perform on or prior to the Expiration Date;

•
since the date of the Merger Agreement, there shall have occurred any event, change, circumstance, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

•
Marinus shall have failed to deliver to Parent a certificate signed by an executive officer of Marinus, dated as of the Expiration Date, certifying that the Offer Conditions specified in the preceding three bullets do not exist; or

•
the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate or modify the Offer in accordance with the terms and conditions of the Merger Agreement. The foregoing conditions are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Purchaser in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Condition and the Termination Condition).
15.   Certain Legal Matters
Except as described in this Section 15 — “Certain Legal Matters,” none of Marinus, Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of Marinus that might be adversely affected by Purchaser’s acquisition of the Shares in the Offer or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares by Purchaser in the Offer. Should any such approval or other action be required, we presently intend to seek such approval or other action, except as described below under “— Business Combination Statutes.” Except as otherwise described in this Offer to Purchase, although Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to Marinus’ business or that certain parts of Marinus’ business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 — “Conditions of the Offer.”
Antitrust Matters.   The Offer and the Merger are not subject to the HSR Act, which provides that parties to certain mergers or acquisitions notify the Antitrust Division of the Department of Justice and the Federal Trade Commission of the proposed transaction and wait a specific period of time before closing while the agencies review the proposed transaction.
Business Combination Statutes.   Marinus is incorporated under the laws of the State of Delaware and is subject to the provisions of Section 203 of the DGCL (the “Business Combination Provisions”), which imposes certain restrictions upon business combinations involving Marinus. The following description is not complete and is qualified in its entirety by reference to the provisions of the Business Combination Provisions. In general, the Business Combination Provisions prevent a Delaware corporation from engaging in a “business combination” (which is defined to include a variety of transactions, including mergers) with an “interested stockholder” for a period of three years following the time such person became an interested stockholder unless:
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prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock which is not owned by the interested stockholder.

For purposes of the Business Combination Provisions, the term “interested stockholder” generally means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person.
Upon consummation of the Offer, Parent and Purchaser could collectively be deemed to be an “interested stockholder” for purposes of the Business Combination Provisions and, absent the prior approval of the Marinus board of directors, the Business Combination Provisions could prohibit consummation of the Merger for a period of three years following consummation of the Offer. However, Marinus’ board of directors has approved the execution of the Merger Agreement, the Offer and the Merger. Accordingly, Parent and Purchaser do not believe that the Business Combination Provisions, or any similar business combination laws or regulations of any other state will be an impediment to the consummation of the Offer or the Merger.
A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. We have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger, other than the Business Combination Provisions. We reserve the right to challenge the validity or applicability of any state law or regulation allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase or any action that we take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover or business combination statutes applies to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and if such a governmental authority sought or obtained an injunction seeking to prevent our purchase of Shares in the Offer, we might be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in completing the Offer. In that case, we may not be obligated to accept for purchase, or pay for, any Shares tendered.
Stockholder Approval Not Required.   Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for any and all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the Merger Agreement and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the Merger Agreement. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will have received a sufficient number of Shares to ensure that Marinus will not be required to submit the adoption of the Merger Agreement to a vote of the stockholders of Marinus. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Parent, Purchaser and Marinus will effect the Merger as soon as practicable, without a vote of stockholders of Marinus in accordance with Section 251(h) of the DGCL.
Going Private Transactions.   The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or other business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not then held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following completion of the Offer and, in the Merger, stockholders will receive the same price per Share as paid in the Offer. Rule 13e-3 would otherwise require, among other things, that certain financial information concerning Marinus and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders before completion of a transaction.
Appraisal Rights.   Holders of the Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of the Shares at the Effective Time will have certain rights under the provisions of Section 262 of the DGCL, including the right to demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Marinus stockholders who demand appraisal and comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (excluding any appreciation or depreciation in anticipation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than, or the same as, the price per Share to be paid in the Merger.
Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.
The foregoing summary of the rights of stockholders seeking appraisal rights under Section 262 of the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available under the DGCL. The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the DGCL. If a stockholder withdraws or loses his right to appraisal, such holder’s Shares will be automatically converted in the Merger into, and represent only the right to receive, the price per Share to be paid in the Merger, without interest.
16.   Fees and Expenses
Except as set forth below, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares in the Offer.
Purchaser has retained Broadridge Corporate Issuer Solutions, LLC to act as the Depositary and paying agent in connection with the Offer. Such firm will receive reasonable and customary compensation for its services. Purchaser has also agreed to reimburse such firm for certain reasonable out of pocket expenses and to indemnify such firm against certain liabilities in connection with its services, including certain liabilities under the federal securities laws.
Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent in connection with the Offer. Purchaser has also agreed to reimburse such firm for certain reasonable out of pocket expenses and to indemnify such firm against certain liabilities in connection with its services, including certain liabilities under the federal securities laws. In connection with its engagement, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex or other methods of electronic communication and may request that brokers, dealers, commercial banks, trust companies and other nominees forward the Offer materials to beneficial holders of Shares.
Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for making solicitations or recommendations in connection with the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.
17.   Miscellaneous
Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or to make any representation on our behalf not contained in this Offer to Purchase or the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.
Purchaser filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with the exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Marinus has filed a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be examined and copies may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Marinus” and Section 9 — “Certain Information Concerning Parent and Purchaser.”
Matador Subsidiary, Inc.
January 8, 2025

SCHEDULE I — DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER
1.   Directors and Executive Officers of Parent.   The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment during at least the past five years for each of Parent’s directors and executive officers. The business address of each director and officer is Solnavägen 3H, 113 63 Stockholm, Sweden, and the current business phone number of each such person is +46 (0) 8 533 39 500.
Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Anders Edvell, Sweden	Anders Edvell is the Chief Executive Officer and Chairman of the Board of Directors of Immedica Pharma AB. He has served as the Chief Executive Officer since 2018. He served as the Chief Executive Officer at Unimedic Pharma AB from 2016 to 2018.
Simon Falk, Sweden	Simon Falk is a Board Member and the Chief Financial Officer and Executive Vice President of Immedica Pharma AB. He has served as the Chief Financial Officer and Executive Vice President since 2019. He served as the Chief Financial Officer of Mr Green & Co AB from 2014 to 2019.
Nina Fleck, Sweden	Nina Fleck is a Board Member and the General Counsel, Compliance Officer and Executive Vice President of Immedica Pharma AB. She has served as the General Counsel, Compliance Officer and Executive Vice President since 2018. She served as the VP of Corporate Development at Swedish Orphan Biovitrum AB from 2015 to 2018.
Carl Belmadani, Sweden	Carl Bemadani is the Chief Commercial Officer and Executive Vice President of Immedica Pharma AB. He has served as the Chief Commercial Officer and Executive Vice President since 2018. He served as the Vice President and Head of Partner Products at Swedish Orphan Biovitrum AB from 2016 to 2018.
Benjamin Owens, United Kingdom	Benjamin Owens is the Head of Corporate Development and Executive Vice President of Immedica Pharma AB. He has served as the Head of Corporate Development and Executive Vice President since 2024. He has served as the Founding Director at Exegesis Pharma Ltd. from 2015 to present. He served as the Chief Business Officer and as a board member at Peptone Ltd from 2021 to 2024. He served as the Vice President, Head of Global Business Development at EUSA Pharma (UK) Ltd from 2015 to 2021.

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2.   Directors and Executive Officers of Purchaser.   The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director, and the name, citizenship, business address, business phone number, present principal occupation or employment and material occupations, positions, offices or employment for at least the past five years for each executive officer, of Purchaser. The current business address of each person identified below is Solnavägen 3H, 113 63 Stockholm, Sweden, and the current business phone number of each such person is +46 (0) 8 533 39 500.
Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Anders Edvell, Sweden	Anders Edvell is the Chief Executive Officer of Matador Subsidiary, Inc. He has served as the Chief Executive Officer since the formation of Matador Subsidiary, Inc. in December 2024. He has served as the Chief Executive Officer of Immedica Pharma AB from 2018 to present. He served as the Chief Executive Officer at Unimedic Pharma AB from 2016 to 2018.
Simon Falk, Sweden	Simon Falk is the Treasurer and a Board Member of Matador Subsidiary, Inc. He has served as Treasurer and a Board Member since the formation of Matador Subsidiary, Inc. in December 2024. He has served as the Chief Financial Officer and Executive Vice President of Immedica Pharma AB from 2019 to present. He served as the Chief Financial Officer of Mr Green & Co AB from 2014 to 2019.
Nina Fleck, Sweden	Nina Fleck is the Secretary and a Board Member of Matador Subsidiary, Inc. She has served as the Secretary and a Board Member since the formation of Matador Subsidiary, Inc. in December 2024. She has served as the General Counsel, Compliance Officer and Executive Vice President of Immedica Pharma AB from 2018 to present. She served as the VP of Corporate Development at Swedish Orphan Biovitrum AB from 2015 to 2018.

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The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of Marinus or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below.
The Depositary for the Offer is:
Broadridge Corporate Issuer Solutions, LLC
Mail or deliver the Letter of Transmittal, together with the certificate(s) (if any) representing your shares, to:
If delivering by mail:	If delivering by express mail, courier, or other expedited service:
Broadridge, Inc. Attention: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	Broadridge, Inc. Attention: BCIS IWS 51 Mercedes Way Edgewood, NY 11717
Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, (including IRS Form W-9) and the IRS Form W-9 may be directed to the Information Agent at the location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.
The Information Agent for the Offer is:
MacKenzie Partners, Inc.
7 Penn Plaza
New York, New York 10001
Stockholders may call toll-free:
(800) 322-2885)
Banks and Brokers may call collect:
(212) 929-5500